Exhibit 3.1

THE COMPANIES ACT (AS AMENDED)

OF THE CAYMAN ISLANDS

COMPANY LIMITED BY SHARES

SECOND AMENDED AND RESTATED MEMORANDUM OF ASSOCIATION

OF

POMDOCTOR LIMITED

(adopted by Special Resolution on October 24, 2023)

1.	The name of the Company is POMDOCTOR LIMITED.

2.	The registered office of the Company shall be at the offices of Sanne Trustees (Cayman) Limited, 3rd Floor, Citrus Grove, 106 Goring Avene, PO Box 492, Grand Cayman KY1-1106, Cayman Islands with a registered branch office at such other places as the Directors may from time to time decide.

3.	The objects for which the Company is established are unrestricted and the Company shall have full power and authority to carry out any object not prohibited by the Companies Act (as amended) or as the same may be revised from time to time, or any other law of the Cayman Islands.

4.	The liability of each Shareholder is limited to the amount from time to time unpaid on such Shareholder’s shares.

5.	The Company has power to register by way of continuation as a body corporate limited by shares under the laws of any jurisdiction outside the Cayman Islands and to be deregistered in the Cayman Islands.

6.	Capitalised terms that are not defined in this Second Amended and Restated Memorandum of Association bear the same meaning as those given in the Second Amended and Restated Articles of Association of the Company.

7.	The authorised share capital of the Company is US$50,000 divided into 500,000,000 shares, par value of US$0.0001 each, of which (i) 485,360,730 shares are designated as Class A Ordinary Shares, of which 3,317,204 Ordinary Shares are reserved as ESOP; (ii) 2,042,042 shares are designated as Class B Ordinary Shares; (iii) 2,722,222 shares are designated as Series Pre-A Preferred Shares; (iv) 2,957,613 shares are designated as Series A Preferred Shares; (v) 911,178 shares are designated as Series B-1 Preferred Shares; (vi) 2,460,315 shares are designated as Series B-2 Preferred Shares; (vii) 228,786 shares are designated as Series B-3 Preferred Shares; and (viii) 3,317,114 shares are designated as Series B-4 Preferred Shares.

THE COMPANIES ACT (AS AMENDED)

OF THE CAYMAN ISLANDS

COMPANY LIMITED BY SHARES

SECOND AMENDED AND RESTATED ARTICLES OF ASSOCIATION

OF

POMDOCTOR LIMITED

(adopted by Special Resolution on October 24, 2023)

INTERPRETATION

1	In these Articles, Table A in the First Schedule to the Statute does not apply and, unless there is something in the subject or context inconsistent therewith:

“Action”	means any charge, claim, action, complaint, petition, investigation, appeal, suit, litigation, grievance, inquiry or other proceeding initiated or conducted by a mediator, arbitrator or Governmental Authority, whether administrative, civil, regulatory or criminal, and whether at law or in equity, or otherwise under any applicable Law.

“Affiliate”

means, with respect to a Person, any other Person that, directly or indirectly, Controls, is Controlled by or is under common Control with such Person. In the case of any individual, his spouse, child, brother, sister, parent, the relatives of such spouse, trustee of any trust in which such individual or any of his immediate family members is a beneficiary or a discretionary object, or any entity or company Controlled by any of the aforesaid Persons. In the case of an Investor, the term “Affiliate” also includes (v) any shareholder of such Investor, (w) any of such shareholder’s or such Investor’s general partners or limited partners, (x) the fund manager managing or advising such shareholder or such Investor (and general partners, limited partners and officers thereof) and other funds managed or advised by such fund manager, and (y) trusts controlled by or for the benefit of any such Person referred to in (v), (w) or (x), and (z) any fund or holding company formed for investment purposes that is promoted, sponsored, managed, advised or serviced by such Investor.

Notwithstanding the foregoing, the parties acknowledge and agree that (a) the name “Sequoia Capital” is commonly used to describe a variety of entities (collectively, the “Sequoia Entities”) that are affiliated by ownership or operational relationship and engaged in a broad range of activities related to investing and securities trading and (b) notwithstanding any other provision of this Agreement to the contrary, this Agreement shall not be binding on, or restrict the activities of, any (i) Sequoia Entity outside of the Sequoia China Sector Group , (ii) entity primarily engaged in investment and trading in the secondary securities market; (iii) the ultimate beneficial owner of an Sequoia Entity (or its general partner or ultimate general partner) who is a natural Person, and such Person’s relatives (including but without limitation, such Person’s spouse, parents, children, siblings, mother-in-law and father-in-law and brothers and sisters-in-law), (iv) any officer, director or employee of a Sequoia Entity (or its general partner or ultimate general partner) and such Person’s relatives, and (v) for the avoidance of doubt, any portfolio companies of any Sequoia Entity and portfolio companies of any affiliated investment fund or investment vehicle of any Sequoia Entity. For purposes of the foregoing, the “Sequoia China Sector Group” means all Sequoia Entities (whether currently existing or formed in the future) that are principally focused on companies located in, or with connections to, the People’s Republic of China that are exclusively managed by Sequoia Capital.

“Articles”	means these Second Amended and Restated Articles of Association of the Company (including the Schedule A hereto), as amended and restated from time to time.

“Auditor”	means the person for the time being performing the duties of auditor of the Company (if any).

“Bangsheng Junyuan”	means Nanjing Bangsheng Juyuan Investment Management LLP (Limited Partnership) (南京邦盛聚源投资管理合伙企业（有限合伙）).

“Bangsheng Investment”	means Gaotou Bangsheng and Bangsheng Juyuan.

“Board” or “Board of Directors”	means the board of directors of the Company.

“Business Day”	means any day that is not a Saturday, Sunday, public holiday or other day on which commercial banks are required or authorized by law to be closed in the Cayman Islands, New York, Hong Kong or the PRC.

“Charter Documents”	means, with respect to a particular legal entity, the articles of incorporation, certificate of incorporation, formation or registration (including, if applicable, certificates of change of name), memorandum of association, articles of association, bylaws, articles of organization, limited liability company agreement, trust deed, trust instrument, operating agreement, joint venture agreement, business license, or similar or other constitutive, governing, or charter documents, or equivalent documents, of such entity.

“Chuangye Jieli”	means Shanghai Chuangye Jieli Taili Venture Capital Investment Center (Limited Partnership) (上海创业接力泰礼创业投资中心（有限合伙）).

“Class A Ordinary Shares”	means the Company’s class A ordinary shares of par value US$0.0001 each, with the rights and privileges as set forth in the Transaction Documents.

“Class B Ordinary Shares”	means the Company’s class B ordinary shares of par value US$0.0001 each, with the rights and privileges as set forth in the Transaction Documents.

“Class B Ordinary Shareholders”	means holders of the issued and outstanding Class B Ordinary Shares.

“Company”	means POMDOCTOR LIMITED, an exempted company organized and existing under the laws of the Cayman Islands.

“Control”	means, with respect to a Person, the power or authority, whether exercised or not, to direct the business, management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; provided, that such power or authority shall conclusively be presumed to exist upon possession of beneficial ownership or power to direct the vote of more than fifty percent (50%) of the votes entitled to be cast at a meeting of the members or shareholders of such Person or power to control the composition of a majority of the board of directors of such Person. The terms “Controlled” and “Controlling” have meanings correlative to the foregoing.

“Control Documents”

means the agreements among the WFOE and Qilekang and/or its equity interest holders namely the Exclusive Business Cooperation Agreement (独家业务合作协议) dated as of Auguts 10, 2021, and (i) with respect to SHI Zhenyang (石振洋), XU Li (徐莉), 广州金品管理咨询合伙企业(有限合伙), 广州金商管理咨询合伙企业(有限合伙) and 广州金悦管理咨询合伙企业(有限合伙), the Exclusive Option Contracts (独家购买权协议) dated as of October 24, 2023, the Equity Interest Pledge Contracts (股权质押协议) dated as of October 24, 2023, the Power of Attorney (授权委托书) dated as of October 24, 2023 and any amendment, restatement or supplement thereto; and (ii) with respect to other equity interest holders of Qilekang other than SHI Zhenyang (石振洋), XU Li (徐莉), 广州金品管理咨询合伙企业(有限合伙), 广州金商管理咨询合伙企业(有限合伙), 广州金悦管理咨询合伙企业(有限合伙), 通用技术集团投资管理有限公司and广东中科白云新兴产业创业投资基金有限公司, the Exclusive Option Contracts (独家购买权协议) dated as of August 10, 2021, the Equity Interest Pledge Contracts (股权质押协议) dated as of August 10, 2021, the Power of Attorney (授权委托书) dated as of August 10, 2021 and any amendment, restatement or supplement thereto;

“Compensation Equity Valuation”	means the valuation of the compensation equity which the Series B-1 Preferred Shareholder and Series B-2 Preferred Shareholders obtained pursuant to the onshore investment agreements and/or supplemental agreements entered into by and among the Domestic Company, the Series B-1 Preferred Shareholder and Series B-2 Preferred Shareholders or its Affiliates. With respect to Zhongwei Anjian, RMB21,391,520; with respect to Sequoia, RMB13,987,258; with repsect to Yinxing Investment, RMB5,594,903; with repsect to Greenwoods, RMB5,594,903; with repsect to Fenxiang Investment, RMB4,196,177; with repsect to Huajin Chuangying, RMB2,797,452; and with respect to JD, RMB11,189,806.

“Covenantors”	means the Group Companies and the Founder Parties.

“Dazi Jinnuo”	means Dazi County Jinnuo Investment Management Counsalting Co., Ltd. (达孜县金诺投资管理有限公司).

“Deemed Series A Issue Date”	means October 26, 2015.

“Deemed Series B-1 Issue Date”	means September 25, 2016.

“Deemed Series B-2 Issue Date”	with respect to Sequoia, Yinxing Investment, Greenwoods, Fenxiang Investment and Huajin Chuangying, means December 5, 2016; and with respect to JD, means Demceber 30, 2016.

“Deemed Series B-3 Issue Date”	means September 22, 2017.

“Deemed Series B-4 Issue Date”	with respect to GTJA, means June 8, 2018; with respect to Genertec, means August 10, 2018; and with respect to Focus Media, the date hereof.

“Deemed Series Pre-A Issue Date”	with respect to Bangsheng Investment and Guangdong Qicheng, means October 30, 2014; with respect to Guohong Investment and Chuanye Jieli, means December 19, 2014; and with respect to Dazi Jinnuo, means December 20, 2016.

“Deemed Series A Issue Price”	means a price in US dollar equivalent to RMB63.00, the per-share purchase price for the Series A Preferred Shares (as appropriately adjusted for any share split, share division, share combination, share dividend or similar events).

“Deemed Series B-1 Issue Price”	means a price in US dollar equivalent to RMB54.87, the per-share purchase price for the Series B-1 Preferred Shares (as appropriately adjusted for any share split, share division, share combination, share dividend or similar events).

“Deemed Series B-2 Issue Price”	means a price in US dollar equivalent to RMB63.00, the per-share purchase price for the Series B-2 Preferred Shares (as appropriately adjusted for any share split, share division, share combination, share dividend or similar events).

“Deemed Series B-3 Issue Price”	means a price in US dollar equivalent to RMB102.18, the per-share purchase price for the Series B-3 Preferred Shares (as appropriately adjusted for any share split, share division, share combination, share dividend or similar events).

“Deemed Series B-4 Issue Price”	means a price in US dollar equivalent to RMB110.38, the per-share purchase price for the Series B-4 Preferred Shares (as appropriately adjusted for any share split, share division, share combination, share dividend or similar events).

“Deemed Series Pre-A Issue Price”	means a price in US dollar equivalent to RMB42.00, the per-share purchase price for the Series Pre-A Preferred Shares (as appropriately adjusted for any share split, share division, share combination, share dividend or similar events).

“Directors”	means the members of the Board of Directors.

“Equity Securities”	means, with respect to any Person that is a legal entity, any and all shares of capital stock, membership interests, units, profits interests, ownership interests, equity interests, registered capital, and other equity securities of such Person, and any right, warrant, option, call, commitment, conversion privilege, preemptive right or other right to acquire any of the foregoing, or security convertible into, exchangeable or exercisable for any of the foregoing, or any contract providing for the acquisition of any of the foregoing and each, an “Equity Security”.

“ESOP”	shall mean the employee share option plan of the Company to be adopted by the Board.

“Fenxiang Investment”	means Shenzhen Fenxiang Jingzhun Medical Treatment Investment LLP (Limited Pertnership) (深圳市分享精准医疗投资合伙企业（有限合伙）).

“Focus Media”	means Nova Compass Investment Limited.

“Founders”	means Zhenyang SHI (石振洋) and Li XU (徐莉), and a “Founder” means any of the foregoing.

“Founder BVI I”	HEALTHYTEN LIMITED, a business company duly established and validly existing under the Laws of the British Virgin Islands.

“Founder BVI II”	HEALTHYSEVEN LIMITED, a business company duly established and validly existing under the Laws of the British Virgin Islands.

“Founder BVIs”	means collectively HEALTHYSEVEN LIMITED and HEALTHYTEN LIMITED, and a “Founder BVI” means any of the foregoing.

“Founder Parties”	means collectively the Founder BVIs and the Founders, and a “Founder Party” means any of the foregoing.

“Gaotou Bangsheng”	means Jiangsu Gaotou Bangsheng Venture Capital Investment LLP (Limited Pertnership) (江苏高投邦盛创业投资合伙企业（有限合伙）).

“Greenwoods”	means Shanghai Jinglin Jinghui Equity Investment Center (Limited Partnership) (上海景林景惠股权投资中心（有限合伙）).

“Group Companies”	means collectively the Company and its Subsidiaries (including without limitation, the HK Company and the PRC Companies) and a “Group Company” means any of the foregoing.

“GTJA”	means Jiangsu Jiequan GTJA Medical Industry Investment Fund (Limited Partnership) (江苏疌泉高特佳医疗产业投资基金（有限合伙）).

“Guangdong Qicheng”	means Guangdong Qicheng Youth Venture Capital Investment LLP (Limited Partnership) (广东启程青年创业投资合伙企业（有限合伙）).

“Guohong Investment”	means Shanghai Guohong and Hongtao.

“Hong Kong”	means the Hong Kong Special Administrative Region of the PRC.

“HK Company”	Means POMEGRANATE CLOUD MEDICAL LIMITED (石榴雲醫有限公司), a company organized and existing under the laws of Hong Kong.

“Huajin Chuangying”	means Zhuhai Huajin Chuangying No. 1 Equity Investment Fund LLP (Limited Pertnership) (珠海华金创盈一号股权投资基金合伙企业（有限合伙）).

“Intellectual Property”	means any and all (i) patents, patent rights and applications therefor and reissues, reexaminations, continuations, continuations-in-part, divisions, and patent term extensions thereof, (ii) inventions (whether patentable or not), discoveries, improvements, concepts, innovations and industrial models, (iii) registered and unregistered copyrights, copyright registrations and applications, mask works and registrations and applications therefor, author’s rights and works of authorship (including artwork, software, computer programs, source code, object code and executable code, firmware, development tools, files, records and data, and related documentation), (iv) URLs, web sites, web pages and any part thereof, (v) technical information, know-how, trade secrets, drawings, designs, design protocols, specifications, proprietary data, customer lists, databases, proprietary processes, technology, formulae, and algorithms and other intellectual property, (vi) trade names, trade dress, trademarks, domain names, service marks, logos, business names, and registrations and applications therefor, and (vii) the goodwill symbolized or represented by the foregoing.

“Investors”	has the meaning set forth in the Securities Holders’ Agreement.

“Issue Price”	means the applicable per-share purchase price for the Series Pre-A Preferred Shares, the Series A Preferred Shares, the Series B-1 Preferred Shares, the Series B-2 Preferred Shares, the Series B-3 Preferred Shares and the Series B-4 Preferred Shares, respectively, the Deemed Series Pre-A Issue Price, the Deemed Series A Issue Price, the Deemed Series B-1 Issue Price, the Deemed Series B-2 Issue Price, the Deemed Series B-3 Issue Price and the Deemed Series B-4 Issue Price.

“JD”	means Alps Innovation Limited.

“Law”	means any and all provisions of any applicable constitution, treaty, statute, law, regulation, ordinance, code, rule, or rule of common law, any governmental approval, concession, grant, franchise, license, agreement, directive, requirement, or other governmental restriction or any similar form of decision of, or determination by, or any formally issued written interpretation or administration of any of the foregoing by, any Governmental Authority, in each case as amended, and any and all applicable Governmental Orders.

“Liabilities”	means, with respect to any Person, all liabilities, obligations and commitments of such Person of any nature, whether accrued, absolute, contingent or otherwise, and whether due or to become due.

“Lien”

means any claim, charge, easement, encumbrance, lease, covenant, security interest, lien, option, pledge, rights of others, or restriction (whether on voting, sale, transfer, disposition or otherwise), whether imposed by contract, understanding, Law, equity or otherwise.

“Memorandum and Articles”	means this Amended and Restated Memorandum of Association and Articles of Association of the Company, as amended and restated from time to time.

“Neijiang Yunrui”	means Neijiang Yunrui Investment LLP (Limited Pertnership) (内江允睿投资合伙企业（有限合伙）).

“New Shares”	has the meaning set forth in the Securities Holders’ Agreement.

“Onshore Investors’ Warrants”	has the meaning set forth in the Securities Holders’ Agreement.

“Option”	means any options to purchase or rights to subscribe for Ordinary Shares, or other securities by their terms convertible into or exchangeable for Ordinary Shares, or options to purchase or rights to subscribe for such convertible or exchangeable securities.

“Ordinary Shares”	means the Company’s ordinary shares of par value US$0.0001 each, with the rights and privileges as set forth in the Transaction Documents.

“Ordinary Shareholders”	means holders of the issued and outstanding Ordinary Shares.

“Person”	shall be construed as broadly as possible and shall include an individual, a partnership (including a limited liability partnership), a company, an association, a joint stock company, a limited liability company, a trust, a joint venture, a legal person, an unincorporated organization, a branch and a Governmental Authority.

“PRC”	means the People’s Republic of China, solely for purposes of this Memorandum and Articles, excluding Hong Kong, the Macau Special Administrative Region and the islands of Taiwan.

“PRC Companies” or “PRC Company”	has the meaning set forth in the Securities Holders’ Agreement.

“Preferred Shares”

means, collectively, the Series Pre-A Preferred Shares, the Series A Preferred Shares, the Series B-1 Preferred Shares, the Series B-2 Preferred Shares, the Series B-3 Preferred Shares and the Series B-4 Preferred Shares, and each, a “Preferred Share”.

“Preferred Shareholders”	means, holders of the issued and outstanding Preferred Shares and the Specified Equityholders, and each, a “Preferred Shareholder”.

“Principal Business”	has the meaning set forth in the Securities Holders’ Agreement.

“QIPO”	has the meaning set forth in the Securities Holders’ Agreement.

“Requisite Investors”	means Bangsheng Investment, Guohong Investment, Shandong Danhong, Zhongwei Anjian, Sequoia, GTJA and Focus Media.

“Seal”	means the common seal of the Company and includes every duplicate seal.

“Securities Holders’ Agreement”	means the Securities Holders’ Agreement dated August 10, 2021, by and among the Company, the Founder Parties, the Investors and certain other parties thereto.
“Sequoia”	means Beijing Sequoia Qixin Management Consulting Center (Limited Partnership) (北京红杉企信管理咨询中心（有限合伙）).
“Series A Preferred Shareholders”	means the holder of Series A Preferred Shares and each, a “Series A Preferred Shareholder”.

“Series A Preferred Shares”	means the Company’s series A preferred shares of par value US$0.0001 each, with the rights and privileges as set forth in the Transaction Documents.
“Series B Preferred Shareholders”	means the holders of Series B Preferred Shares and each, a “Series B Preferred Shareholder”.
“Series B Preferred Shares”	means, collectively, the Series B-1 Preferred Shares, the Series B-2 Preferred Shares, the Series B-3 Preferred Shares and the Series B-4 Preferred Shares; and each a “Series B Preferred Share”.
“Series B-1 Preferred Shareholder”	means the holder of Series B-1 Preferred Shares and each, a “Series B-1 Preferred Shareholder”.
“Series B-1 Preferred Shares”	means the Company’s series B-1 preferred shares of par value US$0.0001 each, with the rights and privileges as set forth in the Transaction Documents.
“Series B-2 Preferred Shareholders”	means the holders of Series B-2 Preferred Shares and each, a “Series B-2 Preferred Shareholder”.
“Series B-2 Preferred Shares”	means the Company’s series B-2 preferred shares of par value US$0.0001 each, with the rights and privileges as set forth in the Transaction Documents.
“Series B-3 Preferred Shareholder”	means the holder of Series B-3 Preferred Shares.
“Series B-3 Preferred Shares”	means the Company’s series B-3 preferred shares of par value US$0.0001 each, with the rights and privileges as set forth in the Transaction Documents.
“Series B-4 Preferred Shareholder”	means the holder of Series B-4 Preferred Shares.
“Series B-4 Preferred Shares”	means the Company’s series B-4 preferred shares of par value US$0.0001 each, with the rights and privileges as set forth in the Transaction Documents.
“Shandong Danhong”	means Dan Hong (H.K.) Technology Limited (丹紅（香港）科技有限公司).
“Shanghai Guohong”	means Shanghai Guohong Kaiyuan Investment L.P. (上海国弘开元投资中心（有限合伙）).
“Hongtao”	means Grand Yangtze Hongtao Capital, L.P..
“Shareholder”	means any individual or entity holding Shares in the Company.

“Shares”	means a share or shares in the Company and includes a fraction of a share.

“Special Resolution”	has the same meaning as in the Statute, and includes a unanimous written resolution.

“Specified Equityholder”	has the meaning set forth in the Securities Holders’ Agreement.

“Statute”	means the Companies Act (as amended) of the Cayman Islands, and every statutory modification or re-enactment thereof for the time being in force.

“Subsidiary”	means, as of the relevant date of determination, with respect to any Person (the “subject entity”), (i) any Person (x) more than fifty percent (50%) of whose shares or other interests entitled to vote in the election of directors or (y) more than a fifty percent (50%) interest in the profits or capital of such Person are owned or controlled directly or indirectly by the subject entity or through one (1) or more subsidiaries of the subject entity, (ii) any Person whose assets, or portions thereof, are consolidated with the net earnings of the subject entity and are recorded on the books of the subject entity for financial reporting purposes in accordance with US GAAP or PRC GAAP, consistently applied, or (iii) any Person with respect to which the subject entity has the power to otherwise direct the business and policies of that entity directly or indirectly through another subsidiary.

“Trade Sale”	has the meaning set forth in the Securities Holders’ Agreement.

“Transaction Documents”	has the meaning set forth in the Securities Holders’ Agreement.

“U.S.”	means the United States of America.

“US$”	means the lawful currency of the United States of America.

“WFOE”	means Guangzhou Pomegranate Cloud Medical Health Medical Technology Co., Ltd. (广州石榴云医健康医疗科技有限公司), a wholly foreign owned enterprise established under the laws of the PRC.

“Yinxing Investment”	means Guangdong Yinxing Guangbo Capital Investment LLP (Limited Pertnership) (广东银杏广博创业投资合伙企业（有限合伙）).

“Zhongwei Anjian”	means Shanghai Zhongwei Anjian Venture Capital Investment LLP (Limited Pertnership) (上海中卫安健创业投资合伙企业（有限合伙）).

In the Articles:

1.1	words importing the singular number include the plural number and vice versa;

1.2	words importing the masculine gender include the feminine gender;

1.3	words importing persons include corporations;

1.4	“written” and “in writing” include all modes of representing or reproducing words in visible form, including in the form of an electronic record;

1.5	references to provisions of any law or regulation shall be construed as references to those provisions as amended, modified, re-enacted or replaced from time to time;

1.6	any phrase introduced by the terms “including”, “include”, “in particular” or any similar expression shall be construed as illustrative and shall not limit the sense of the words preceding those terms;

1.7	headings are inserted for reference only and shall be ignored in construing these Articles;

1.8	any reference in this Memorandum and Articles to any party or any other Person shall be construed so as to include its successors in title, permitted assigns and permitted transferees; and

1.9	in these Articles Section 8 of the Electronic Transactions Law (2003 Revision) shall not apply.

PRIORITY OF THE PROVISIONS SET OUT IN THE SCHEDULE

2	All provisions set out in the main body of these articles shall be read in conjunction with and shall be subject to the terms set out in the Schedule A hereto, which provide further details on the rights of the Preferred Shareholders. In the event of any difference between the provisions set out in the main body of these Articles and the provisions set out in the Schedule A hereto, the provisions set out in the Schedule A hereto shall prevail.

COMMENCEMENT OF BUSINESS

3	The business of the Company may be commenced as soon after incorporation as the Directors shall see fit.

4	The Directors may pay, out of the capital or any other monies of the Company, all expenses incurred in or about the formation and establishment of the Company, including the expenses of registration.

ISSUE OF SHARES

5	Subject to the other provisions in the Memorandum and Articles (and to any direction that may be given by the Company in general meeting) and without prejudice to any rights attached to any existing Shares, the Directors may allot, issue, grant Options over or otherwise dispose of Shares (including fractions of a Share) with or without preferred, deferred or other rights or restrictions, whether in regard to dividend, voting, return of capital or otherwise and to such persons, at such times and on such other terms as they think proper.

6	The Company shall not issue Shares to bearer.

REGISTER OF SHAREHOLDERS

7	The Company shall maintain or cause to be maintained the register of members in accordance with the Statute.

CLOSING REGISTER OF MEMBERS OR FIXING RECORD DATE

8	For the purpose of determining Shareholders entitled to notice of, or to vote at any meeting of Shareholders or any adjournment thereof, or Shareholders entitled to receive payment of any dividend, or in order to make a determination of Shareholders for any other purpose, the Directors may provide that the register of members shall be closed for transfers for a stated period which shall not in any case exceed forty (40) days. If the register of members shall be closed for the purpose of determining Shareholders entitled to notice of, or to vote at, a meeting of Shareholders the register of members shall be closed for at least ten (10) days immediately preceding the meeting.

9	In lieu of, or apart from, closing the register of members, the Directors may fix in advance or arrears a date as the record date for any such determination of Shareholders entitled to notice of, or to vote at any meeting of the Shareholders or any adjournment thereof, or for the purpose of determining the Shareholders entitled to receive payment of any dividend or in order to make a determination of Shareholders for any other purpose.

10	If the register of members is not so closed and no record date is fixed for the determination of Shareholders entitled to notice of, or to vote at, a meeting of Shareholders or Shareholders entitled to receive payment of a dividend, the date on which notice of the meeting is sent or the date on which the resolution of the Directors declaring such dividend is adopted, as the case may be, shall be the record date for such determination of Shareholders. When a determination of Shareholders entitled to vote at any meeting of Shareholders has been made as provided in this Article, such determination shall apply to any adjournment thereof.

CERTIFICATES FOR SHARES

11	A Shareholder shall only be entitled to a share certificate if the Directors resolve that share certificates shall be issued. Share certificates representing Shares, if any, shall be in such form as the Directors may determine. Share certificates shall be signed by one or more Directors or other person authorised by the Directors. The Directors may authorise certificates to be issued with the authorised signature(s) affixed by mechanical process. All certificates for Shares shall be consecutively numbered or otherwise identified and shall specify the Shares to which they relate. All certificates surrendered to the Company for transfer shall be cancelled and subject to these Articles no new certificate shall be issued until the former certificate representing a like number of relevant Shares shall have been surrendered and cancelled.

12	The Company shall not be bound to issue more than one certificate for Shares held jointly by more than one person and delivery of a certificate to one joint holder shall be a sufficient delivery to all of them.

13	If a share certificate is defaced, worn out, lost or destroyed, it may be renewed on such terms (if any) as to evidence and indemnity and on the payment of such expenses reasonably incurred by the Company in investigating evidence, as the Directors may prescribe, and (in the case of defacement or wearing out) upon delivery of the old certificate.

REDEMPTION AND REPURCHASE OF SHARES

14	Subject to the Statute and the other provisions in the Memorandum and Articles, the Company may issue Shares that are to be redeemed or are liable to be redeemed at the option of the Shareholder or the Company. The redemption of such Shares shall be effected in such manner as the Company may determine before the issue of the Shares or as set forth in the Articles.

15	Subject to the Statute and other provisions in the Memorandum and Articles, the Company may purchase its own Shares (including any redeemable Shares).

16	The Company may make a payment in respect of the redemption or purchase of its own Shares in any manner permitted by the Statute, including out of capital.

VARIATION OF RIGHTS OF SHARES

17	If at any time the authorized capital is designated into different classes or series of shares, subject to compliance with other consent or approval requirements under these Articles, the rights attached to any class or series (unless otherwise provided by the terms of issuance of the shares of that class or series) may, whether or not the Company is being wound up, be varied with the consent in writing of the holders of at least two-thirds of the issued shares of that class or series, which may be affected by such variation.

18	The rights conferred upon the holders of the Shares of any class issued with preferred or other rights shall not, unless otherwise expressly provided by the terms of issue of the Shares of that class, be deemed to be varied by the creation or issue of further Shares ranking pari passu therewith.

COMMISSION ON SALE OF SHARES

19	The Company may, in so far as the Statute permits, pay a commission to any person in consideration of his subscribing or agreeing to subscribe whether absolutely or conditionally for any Shares of the Company. Such commissions may be satisfied by the payment of cash and/or the issue of fully or partly paid-up Shares. The Company may also on any issue of Shares pay such brokerage as may be lawful.

NON RECOGNITION OF TRUSTS

20	The Company shall not be bound by or compelled to recognise in any way (even when notified) any equitable, contingent, future or partial interest in any Share, or (except only as is otherwise provided by these Articles or the Statute) any other rights in respect of any Share other than an absolute right to the entirety thereof in the registered holder.

LIEN ON SHARES

21	The Company shall have a first and paramount lien on all Shares (whether fully paid-up or not) registered in the name of a Shareholder (whether solely or jointly with others) for all debts, liabilities or engagements to or with the Company (whether presently payable or not) by such Shareholder or his estate, either alone or jointly with any other person, whether a Shareholder or not, but the Directors may at any time declare any Share to be wholly or in part exempt from the provisions of this Article. The registration of a transfer of any such Share shall operate as a waiver of the Company's lien thereon. The Company’s lien on a Share shall also extend to any amount payable in respect of that Share.

22	The Company may sell, in such manner as the Directors think fit, any Shares on which the Company has a lien, if a sum in respect of which the lien exists is presently payable, and is not paid within fourteen (14) days after notice has been given to the holder of the Shares, or to the person entitled to it in consequence of the death or bankruptcy of the holder, demanding payment and stating that if the notice is not complied with the Shares may be sold.

23	To give effect to any such sale the Directors may authorise any person to execute an instrument of transfer of the Shares sold to, or in accordance with the directions of, the purchaser. The purchaser or his nominee shall be registered as the holder of the Shares comprised in any such transfer, and he shall not be bound to see to the application of the purchase money, nor shall his title to the Shares be affected by any irregularity or invalidity in the sale or the exercise of the Company’s power of sale under these Articles.

24	The net proceeds of such sale after payment of costs, shall be applied in payment of such part of the amount in respect of which the lien exists as is presently payable and any residue shall (subject to a like lien for sums not presently payable as existed upon the Shares before the sale) be paid to the person entitled to the Shares at the date of the sale.

CALL ON SHARES

25	Subject to the terms of the allotment the Directors may from time to time make calls upon the Shareholders in respect of any monies unpaid on their Shares (whether in respect of par value or premium), and each Shareholder shall (subject to receiving at least fourteen (14) days’ notice specifying the time or times of payment) pay to the Company at the time or times so specified the amount called on the Shares. A call may be revoked or postponed as the Directors may determine. A call may be required to be paid by instalments. A person upon whom a call is made shall remain liable for calls made upon him notwithstanding the subsequent transfer of the Shares in respect of which the call was made.

26	A call shall be deemed to have been made at the time when the resolution of the Directors authorising such call was passed.

27	The joint holders of a Share shall be jointly and severally liable to pay all calls in respect thereof.

28	If a call remains unpaid after it has become due and payable, the person from whom it is due shall pay interest on the amount unpaid from the day it became due and payable until it is paid at such rate as the Directors may determine, but the Directors may waive payment of the interest wholly or in part.

29	An amount payable in respect of a Share on allotment or at any fixed date, whether on account of the par value of the Share or premium or otherwise, shall be deemed to be a call and if it is not paid all the provisions of these Articles shall apply as if that amount had become due and payable by virtue of a call.

30	The Directors may issue Shares with different terms as to the amount and times of payment of calls, or the interest to be paid.

31	The Directors may, if they think fit, receive an amount from any Shareholder willing to advance all or any part of the monies uncalled and unpaid upon any Shares held by him, and may (until the amount would otherwise become payable) pay interest at such rate as may be agreed upon between the Directors and the Shareholder paying such amount in advance.

32	No such amount paid in advance of calls shall entitle the Shareholder paying such amount to any portion of a dividend declared in respect of any period prior to the date upon which such amount would, but for such payment, become payable.

FORFEITURE OF SHARES

33	If a call remains unpaid after it has become due and payable the Directors may give to the person from whom it is due not less than fourteen (14) days’ notice requiring payment of the amount unpaid together with any interest, which may have accrued. The notice shall specify where payment is to be made and shall state that if the notice is not complied with the Shares in respect of which the call was made will be liable to be forfeited.

34	If the notice is not complied with any Share in respect of which it was given may, before the payment required by the notice has been made, be forfeited by a resolution of the Directors. Such forfeiture shall include all dividends or other monies declared payable in respect of the forfeited Share and not paid before the forfeiture.

35	A forfeited Share may be sold, re-allotted or otherwise disposed of on such terms and in such manner as the Directors think fit and at any time before a sale, re-allotment or disposition the forfeiture may be cancelled on such terms as the Directors think fit. Where for the purposes of its disposal a forfeited Share is to be transferred to any person the Directors may authorise some person to execute an instrument of transfer of the Share in favour of that person.

36	A person any of whose Shares have been forfeited shall cease to be a Shareholder in respect of them and shall surrender to the Company for cancellation the certificate for the Shares forfeited and shall remain liable to pay to the Company all monies which at the date of forfeiture were payable by him to the Company in respect of those Shares together with interest at such rate as may be agreed upon between such person and the Company, but his liability shall cease if and when the Company shall have received payment in full of all monies due and payable by him in respect of those Shares.

37	A certificate in writing under the hand of one Director or officer of the Company that a Share has been forfeited on a specified date shall be conclusive evidence of the fact as against all persons claiming to be entitled to the Share. The certificate shall (subject to the execution of an instrument of transfer) constitute a good title to the Share and the person to whom the Share is disposed of shall not be bound to see to the application of the purchase money, if any, nor shall his title to the Share be affected by any irregularity or invalidity in the proceedings in reference to the forfeiture, sale or disposal of the Share.

38	The provisions of these Articles as to forfeiture shall apply in the case of non-payment of any sum which, by the terms of issue of a Share, becomes payable at a fixed time, whether on account of the par value of the Share or by way of premium as if it had been payable by virtue of a call duly made and notified.

TRANSFER AND TRANSMISSION OF SHARES

39	The instrument of transfer of any Share shall be in writing and shall be executed by or on behalf of the transferor (and if the Directors so require, signed by the transferee). The transferor shall be deemed to remain the holder of a Share until the name of the transferee is entered in the register of members. The Directors may decline to register any transfer of Shares if such transfer of Shares does not comply with the terms of any agreement between the Company and such transferring Shareholder.

40	If a Shareholder dies, the survivor or survivors where he was a joint holder, and his legal personal representatives where he was a sole holder, shall be the only persons recognised by the Company as having any title to his interest. The estate of a deceased Shareholder is not thereby released from any liability in respect of any Share, which had been jointly held by him.

41	Any person becoming entitled to a Share in consequence of the death or bankruptcy or liquidation or dissolution of a Shareholder (or in any other way than by transfer) may, upon such evidence being produced as may from time to time be required by the Directors, elect either to become the holder of the Share or to have some person nominated by him as the transferee. If he elects to become the holder, he shall give notice to the Company to that effect, but the Directors shall, in either case, have the same right to decline or suspend registration as they would have had in the case of a transfer of the Share by that Shareholder before his death or bankruptcy, as the case may be.

42	If the person so becoming entitled shall elect to be registered himself as holder he shall deliver or send to the Company a notice in writing signed by him stating that he so elects.

43	A person becoming entitled to a Share by reason of the death or bankruptcy or liquidation or dissolution of the holder (or in any other case than by transfer) shall be entitled to the same dividends and other advantages to which he would be entitled if he were the registered holder of the Share. However, he shall not, before being registered as a Shareholder in respect of the Share, be entitled in respect of it to exercise any right conferred by ownership in relation to meetings of the Company and the Directors may at any time give notice requiring any such person to elect either to be registered himself or to transfer the Share. If the notice is not complied with within ninety (90) days of being received or deemed to be received as determined pursuant to the Articles, the Directors may thereafter withhold payment of all dividends, bonuses or other monies payable in respect of the Share until the requirements of the notice have been complied with.

REGISTERED OFFICE

44	Subject to the Statute, the Company may by resolution of the Directors change the location of its registered office.

GENERAL MEETINGS

45	All general meetings other than annual general meetings shall be called extraordinary general meetings.

46	The Company shall, if required by the Statute, in each year hold a general meeting as its annual general meeting, and shall specify the meeting as such in the notices calling it. The annual general meeting shall be held at such time and place as the Directors shall appoint and if no other time and place is prescribed by them, it shall be held at the registered office on the second Wednesday in December of each year at ten o’clock in the morning. At these meetings the report of the Directors (if any) shall be presented.

47	The Company may hold an annual general meeting, but shall not (unless required by Statute) be obliged to hold an annual general meeting.

48	The Directors may call general meetings, and they shall on a Shareholders requisition forthwith proceed to convene an extraordinary general meeting of the Company.

49	Upon the written request of members holding eight percent (8%) or more of the issued and outstanding voting shares or upon the written request of the majority Directors in the Company, the Directors shall convene a meeting of Members promptly, following receipt by the Company of such a request.

50	The requisition must state the objects of the meeting and must be signed by the requisitionists and deposited at the registered office, and may consist of several documents in like form each signed by one or more requisitionists.

51	If the Directors do not within twenty-one (21) days from the date of the deposit of the requisition duly proceed to convene a general meeting to be held within a further twenty-one (21) days, the requisitionists, or any of them representing more than one-half of the total voting rights of all of them, may themselves convene a general meeting, but any meeting so convened shall not be held after the expiration of three months after the expiration of the said twenty-one (21) days.

52	A general meeting convened as aforesaid by requisitionists shall be convened in the same manner as nearly as possible as that in which general meetings are to be convened by Directors.

NOTICE OF GENERAL MEETINGS

53	Written notice shall be given not less than ten (10) days nor more than sixty (60) days before the date of any general meeting. Every notice shall be exclusive of the day on which it is given or deemed to be given and of the day for which it is given and shall specify the place, the day and the hour of the meeting and the general nature of the business and shall be given in manner hereinafter mentioned or in such other manner if any as may be prescribed by the Company, provided that a general meeting of the Company shall, whether or not the notice specified in this regulation has been given and whether or not the provisions of the Articles regarding general meetings have been complied with, be deemed to have been duly convened if it is so agreed:

53.1	in the case of an annual general meeting, by all the Shareholders (or their proxies) entitled to attend and vote thereat; and

53.2	in the case of an extraordinary general meeting, by a majority in number of the Shareholders (or their proxies) having a right to attend and vote at the meeting, being a majority together holding not less than ninety percent (90%) of the outstanding Shares giving that right (including the Preferred Shareholders).

54	The accidental omission to give notice of a general meeting to, or the non-receipt of notice of a meeting by, any person entitled to receive notice shall not invalidate the proceedings of that meeting.

PROCEEDINGS AT GENERAL MEETINGS

55	No business shall be transacted at any general meeting unless a quorum is present. A general meeting shall be deemed duly constituted if, at the commencement of and throughout the meeting, there are present in person or by proxy the holders of more than fifty percent (50%) of the outstanding Shares entitled to vote.

56	A person may participate at a general meeting by conference telephone or other communications equipment by means of which all the persons participating in the meeting can communicate with each other. Participation by a person in a general meeting in this manner is treated as presence in person at that meeting.

57	A resolution (including a Special Resolution) in writing (in one or more counterparts) signed by all Shareholders for the time being entitled to receive notice of and to attend and vote at general meetings (or, being corporations, signed by their duly authorised representatives) shall be as valid and effective as if the resolution had been passed at a general meeting of the Company duly convened and held.

58	If a quorum is not present within half an hour from the time appointed for the meeting or if during such a meeting a quorum ceases to be present, the meeting, if convened upon the requisition of Shareholders, shall be dissolved and in any other case it shall stand adjourned to the same day in the next week at the same time and place or to such other day, time or such other place as the Directors may determine, and if at the adjourned meeting a quorum is not present within half an hour from the time appointed for the meeting the Shareholders present shall be a quorum, provided that matters discussed in such adjourned meeting shall be limited to those stated in the written notices and agendas of such meeting.

59	The chairman, if any, of the Board of Directors shall preside as chairman at every general meeting of the Company, or if there is no such chairman, or if he shall not be present within fifteen minutes after the time appointed for the holding of the meeting, or is unwilling to act, the Directors present shall elect one of their members to be chairman of the meeting.

60	If no Director is willing to act as chairman or if no Director is present within fifteen minutes after the time appointed for holding the meeting, the Shareholders present shall choose one of their members to be chairman of the meeting.

61	The chairman may, with the consent of a meeting at which a quorum is present, (and shall if so directed by the meeting), adjourn the meeting from time to time and from place to place, but no business shall be transacted at any adjourned meeting other than the business left unfinished at the meeting from which the adjournment took place. When a general meeting is adjourned for thirty days or more, notice of the adjourned meeting shall be given as in the case of an original meeting. Otherwise it shall not be necessary to give any such notice.

62	A resolution put to the vote of the meeting shall be decided on a show of hands unless before, or on the declaration of the result of, the show of hands, the chairman demands a poll, or any other Shareholder or Shareholders collectively present in person or by proxy and holding at least eight percent (8%) of the outstanding Shares giving a right to attend and vote at the meeting demand a poll.

63	Unless a poll is duly demanded a declaration by the chairman that a resolution has been carried or carried unanimously, or by a particular majority, or lost or not carried by a particular majority, an entry to that effect in the minutes of the proceedings of the meeting shall be conclusive evidence of that fact without proof of the number or proportion of the votes recorded in favour of or against such resolution.

64	The demand for a poll may be withdrawn.

65	Except on a poll demanded on the election of a chairman or on a question of adjournment, a poll shall be taken as the chairman directs, and the result of the poll shall be deemed to be the resolution of the general meeting at which the poll was demanded.

66	A poll demanded on the election of a chairman or on a question of adjournment shall be taken forthwith. A poll demanded on any other question shall be taken at such time as the chairman of the general meeting directs, and any business other than that upon which a poll has been demanded or is contingent thereon may proceed pending the taking of the poll.

67	In the case of an equality of votes, whether on a show of hands or on a poll, the chairman shall not be entitled to a second or casting vote.

VOTES OF SHAREHOLDERS

68	Subject to any rights or restrictions attached to any Shares, on a show of hands every Shareholder (other than the holder of Class B Oridianry Shares) who (being an individual) is present in person or by proxy or, if a corporation or other non-natural person is present by its duly authorised representative or proxy, shall have one vote and on a poll every Shareholder shall have one vote for every Share of which he is the holder.

69	In the case of joint holders of record the vote of the senior holder who tenders a vote, whether in person or by proxy, shall be accepted to the exclusion of the votes of the other joint holders, and seniority shall be determined by the order in which the names of the holders stand in the register of members.

70	A Shareholder of unsound mind, or in respect of whom an order has been made by any court, having jurisdiction in lunacy, may vote, whether on a show of hands or on a poll, by his committee, receiver, curator bonis, or other person on such Shareholder’s behalf appointed by that court, and any such committee, receiver, curator bonis or other person may vote by proxy.

71	No person shall be entitled to vote at any general meeting or at any separate meeting of the holders of a class of Shares unless he is registered as a Shareholder on the record date for such meeting nor unless all calls or other monies then payable by him in respect of Shares have been paid.

72	No objection shall be raised to the qualification of any voter except at the general meeting or adjourned general meeting at which the vote objected to is given or tendered and every vote not disallowed at the meeting shall be valid. Any objection made in due time shall be referred to the chairman whose decision shall be final and conclusive.

73	On a poll or on a show of hands votes may be cast either personally or by proxy. A Shareholder may appoint more than one proxy or the same proxy under one or more instruments to attend and vote at a meeting. Where a Shareholder appoints more than one proxy the instrument of proxy shall state which proxy is entitled to vote on a show of hands.

74	A Shareholder holding more than one Share need not cast the votes in respect of his Shares in the same way on any resolution and therefore may vote a Share or some or all such Shares either for or against a resolution and/or abstain from voting a Share or some or all of the Shares and, subject to the terms of the instrument appointing him, a proxy appointed under one or more instruments may vote a Share or some or all of the Shares in respect of which he is appointed either for or against a resolution and/or abstain from voting.

PROXIES

75	The instrument appointing a proxy shall be in writing, be executed under the hand of the appointor or of his attorney duly authorised in writing, or, if the appointor is a corporation under the hand of an officer or attorney duly authorised for that purpose. A proxy need not be a Shareholder of the Company.

76	The instrument appointing a proxy shall be deposited at the registered office or at such other place as is specified for that purpose in the notice convening the meeting, or in any instrument of proxy sent out by the Company:

76.1	not less than 48 hours before the time for holding the meeting or adjourned meeting at which the person named in the instrument proposes to vote; or

76.2	in the case of a poll taken more than 48 hours after it is demanded, be deposited as aforesaid after the poll has been demanded and not less than 24 hours before the time appointed for the taking of the poll; or

76.3	where the poll is not taken forthwith but is taken not more than 48 hours after it was demanded be delivered at the meeting at which the poll was demanded to the chairman or to the secretary or to any Director;

provided that the Directors may in the notice convening the meeting, or in an instrument of proxy sent out by the Company, direct that the instrument appointing a proxy may be deposited (no later than the time for holding the meeting or adjourned meeting) at the registered office or at such other place as is specified for that purpose in the notice convening the meeting, or in any instrument of proxy sent out by the Company. The chairman may in any event at his discretion direct that an instrument of proxy shall be deemed to have been duly deposited. An instrument of proxy that is not deposited in the manner permitted shall be invalid.

77	The instrument appointing a proxy may be in any usual or common form and may be expressed to be for a particular meeting or any adjournment thereof or generally until revoked. An instrument appointing a proxy shall be deemed to include the power to demand or join or concur in demanding a poll.

78	Votes given in accordance with the terms of an instrument of proxy shall be valid notwithstanding the previous death or insanity of the principal or revocation of the proxy or of the authority under which the proxy was executed, or the transfer of the Share in respect of which the proxy is given unless notice in writing of such death, insanity, revocation or transfer was received by the Company at the registered office before the commencement of the general meeting, or adjourned meeting at which it is sought to use the proxy.

CORPORATE SHAREHOLDERS

79	Any corporation or other non-natural person which is a Shareholder may in accordance with its constitutional documents, or in the absence of such provision by resolution of its directors or other governing body, authorise such person as it thinks fit to act as its representative at any meeting of the Company or of any class of Shareholders, and the person so authorised shall be entitled to exercise the same powers on behalf of the corporation which he represents as the corporation could exercise if it were an individual Shareholder.

SHARES THAT MAY NOT BE VOTED

80	Shares in the Company that are beneficially owned by the Company shall not be voted, directly or indirectly, at any meeting and shall not be counted in determining the total number of outstanding Shares at any given time.

DIRECTORS

81	Except as otherwise provided herein, the number of Directors of the Company shall be determined from time to time by the Board of Directors. The first Directors of the Company shall be determined in writing by, or appointed by a resolution of, the subscriber(s) to the Memorandum. Each Director shall hold office until such Director’s successor is elected and qualified or until such Director’s earlier resignation or removal. Any Director may resign at any time upon written notice to the Company.

POWERS OF DIRECTORS

82	Subject to the Statute and the other provisions in the Memorandum and Articles and to any directions given by Special Resolution, the business of the Company shall be managed by the Directors who may exercise all the powers of the Company. No alteration of the Memorandum or Articles and no such direction shall invalidate any prior act of the Directors which would have been valid if that alteration had not been made or that direction had not been given. A duly convened meeting of Directors at which a quorum is present may exercise all powers exercisable by the Directors.

83	All cheques, promissory notes, drafts, bills of exchange and other negotiable instruments and all receipts for monies paid to the Company shall be signed, drawn, accepted, endorsed or otherwise executed as the case may be in such manner as the Directors shall determine by resolution.

84	The Directors on behalf of the Company may pay a gratuity or pension or allowance on retirement to any Director who has held any other salaried office or place of profit with the Company or to his widow or dependants and may make contributions to any fund and pay premiums for the purchase or provision of any such gratuity, pension or allowance.

85	Subject to the other provisions in the Memorandum and Articles, the Directors may exercise all the powers of the Company to borrow money and to mortgage or charge its undertaking, property and uncalled capital or any part thereof and to issue debentures, debenture stock, mortgages, bonds and other such securities whether outright or as security for any debt, liability or obligation of the Company or of any third party.

APPOINTMENT AND REMOVAL OF DIRECTORS

86	Except as otherwise provided in the Articles, Directors shall be appointed by the Shareholders at a general or extraordinary meeting or by written consent. Appointments or elections of Directors need not be by written ballot.

87	Except as otherwise provided herein, vacancies in the Board of Directors may be filled by a majority vote of the Board of Directors or by an appointment either at a general or extraordinary meeting of the Shareholders called for that purpose or by written consent of the Shareholders. Any Directors appointed by the Shareholders to fill a vacancy shall hold office for the balance of the term for which he or she was appointed. A Director appointed by the Board of Directors to fill a vacancy shall serve until the next meeting of Shareholders at which Directors are appointed.

VACATION OF OFFICE OF DIRECTOR

88	The office of a Director shall be vacated if:

88.1	he gives notice in writing to the Company that he resigns the office of Director; or

88.2	if he absents himself (without being represented by proxy or an alternate Director appointed by him) from three consecutive meetings of the Board of Directors without special leave of absence from the Directors, and they pass a resolution that he has by reason of such absence vacated office; or

88.3	if he dies, becomes bankrupt or makes any arrangement or composition with his creditors generally; or

88.4	if he is found to be or becomes of unsound mind.

PROCEEDINGS OF DIRECTORS

89	Subject to the other provisions in the Memorandum and Articles, the Directors may regulate their proceedings as they think fit. Subject to the other provisions in the Memorandum and Articles, questions arising at any meeting of the Board of Directors shall be decided by at least a majority of the votes of the Directors and alternate Directors present at a meeting at which there is a quorum. In the case of an equality of votes, the chairman does not have a second or casting vote. A Director who is also an alternate Director shall be entitled in the absence of his appointor to a separate vote on behalf of his appointor in addition to his own vote.

90	A person may participate in a meeting of the Directors or committee of Directors by conference telephone or other communications equipment by means of which all the persons participating in the meeting can communicate with each other at the same time. Participation by a person in a meeting in this manner is treated as presence in person at that meeting. Unless otherwise determined by the Directors the meeting shall be deemed to be held at the place where the chairman is at the start of the meeting.

91	A resolution in writing (in one or more counterparts) signed by all the Directors or all the members of a committee of Directors (an alternate Director being entitled to sign such a resolution on behalf of his appointor) shall be as valid and effectual as if it had been passed at a meeting of the Directors, or committee of Directors as the case may be, duly convened and held.

92	A Director or alternate Director may, or other officer of the Company on the requisition of a Director or alternate Director shall, call a meeting of the Directors by at least five (5) days’ notice in writing to every Director and alternate Director which notice shall set forth the general nature of the business to be considered unless notice is waived by all the Directors (or their alternates) either at, before or after the meeting is held.

93	The continuing Directors may act notwithstanding any vacancy in their body, but if and so long as their number is reduced below the number fixed by or pursuant to these Articles as the necessary quorum of Directors the continuing Directors or Director may act for the purpose of increasing the number of Directors to that number, or of summoning a general meeting of the Company, but for no other purpose.

94	The Directors may elect a chairman of the Board of Directors and determine the period for which he is to hold office; but if no such chairman is elected, or if at any meeting the chairman is not present within five minutes after the time appointed for holding the same, the Directors present may choose one of their members to be chairman of the meeting.

95	All acts done by any meeting of the Directors or of a committee of Directors (including any person acting as an alternate Director) shall, notwithstanding that it be afterwards discovered that there was some defect in the appointment of any Director or alternate Director, or that they or any of them were disqualified, be as valid as if every such person had been duly appointed and qualified to be a Director or alternate Director as the case may be.

96	Any non-employee Director who expects to be unable to attend a Board of Director meeting because of absence, illness or otherwise, may appoint any Person to be an alternate Director to act in his stead and such appointee whilst he holds office as an alternate Director shall, in the event of absence therefrom of his appointor, be entitled to attend the Board of Director meeting and to vote thereat and to do, in the place and stead of his appointor, any other act or thing that his appointor is permitted or required to do by virtue of his being a Director as if the alternate Director were the appointor, other than appointment of an alternate to himself, and he shall ipso facto vacate office if and when his appointor ceases to be a Director or removes the appointee from office. A Director but not an alternate Director may be represented at any meetings of the Board of Directors by a proxy appointed in writing by him. The proxy shall count towards the quorum and the vote of the proxy shall for all purposes be deemed to be that of the appointing Director.

PRESUMPTION OF ASSENT

97	A Director of the Company who is present at a meeting of the Board of Directors at which action on any Company matter is taken shall be presumed to have assented to the action taken unless his dissent shall be entered in the minutes of the meeting or unless he shall file his written dissent from such action with the person acting as the chairman or secretary of the meeting before the adjournment thereof or shall forward such dissent by registered post to such person immediately after the adjournment of the meeting. Such right to dissent shall not apply to a Director who voted in favour of such action.

DIRECTORS’ INTERESTS

98	A Director may hold any other office or place of profit under the Company (other than the office of Auditor) in conjunction with his office of Director for such period and on such terms as to remuneration and otherwise as the Directors may determine.

99	A Director may act by himself or his firm in a professional capacity for the Company and he or his firm shall be entitled to remuneration for professional services as if he were not a Director or alternate Director.

100	A Director or alternate Director of the Company may be or become a director or other officer of or otherwise interested in any company promoted by the Company or in which the Company may be interested as shareholder or otherwise, and no such Director or alternate Director shall be accountable to the Company for any remuneration or other benefits received by him as a director or officer of, or from his interest in, such other company.

101	No person shall be disqualified from the office of Director or alternate Director or prevented by such office from contracting with the Company, either as vendor, purchaser or otherwise, nor shall any such contract or any contract or transaction entered into by or on behalf of the Company in which any Director or alternate Director shall be in any way interested be or be liable to be avoided, nor shall any Director or alternate Director so contracting or being so interested be liable to account to the Company for any profit realised by any such contract or transaction by reason of such Director holding office or of the fiduciary relation thereby established. A Director (or his alternate Director in his absence) shall be at liberty to vote in respect of any contract or transaction in which he is interested provided that the nature of the interest of any Director or alternate Director in any such contract or transaction shall be disclosed by him at or prior to its consideration and any vote thereon; provided however that, if an Ordinary Director (or his/her alternate in his/her absence) is interested in a transaction with the Company (including any repurchase of Shares by the Company from any Founder Parties), he shall be disqualified from or abstain from voting in respect of such transaction if any of the Investor Directors so requires.

102	A general notice that a Director or alternate Director is a shareholder, director, officer or employee of any specified firm or company and is to be regarded as interested in any transaction with such firm or company shall be sufficient disclosure for the purposes of voting on a resolution in respect of a contract or transaction in which he has an interest, and after such general notice it shall not be necessary to give special notice relating to any particular transaction.

MINUTES

103	The Directors shall cause minutes to be made in books kept for the purpose of all appointments of officers made by the Directors, all proceedings at meetings of the Company or the holders of any class of Shares and of the Directors, and of committees of Directors including the names of the Directors or alternate Directors present at each meeting.

DELEGATION OF DIRECTORS’ POWERS

104	The Directors may delegate any of their powers to any committee consisting of one or more Directors (which shall include the Investor Directors). They may also delegate to any managing Director or any Director holding any other executive office such of their powers as they consider desirable to be exercised by him provided that an alternate Director may not act as managing Director and the appointment of a managing Director shall be revoked forthwith if he ceases to be a Director. Any such delegation may be made subject to any conditions the Directors may impose, and either collaterally with or to the exclusion of their own powers and may be revoked or altered. Subject to any such conditions, the proceedings of a committee of Directors shall be governed by the Articles regulating the proceedings of Directors, so far as they are capable of applying.

105	The Directors may establish any committees, local boards or agencies or appoint any person to be a manager or agent for managing the affairs of the Company and may appoint any person to be a member of such committees or local boards. Any such appointment may be made subject to any conditions the Directors may impose, and either collaterally with or to the exclusion of their own powers and may be revoked or altered. Subject to any such conditions, the proceedings of any such committee, local board or agency shall be governed by the Articles regulating the proceedings of Directors, so far as they are capable of applying.

106	The Directors may by power of attorney or otherwise appoint any person to be the agent of the Company on such conditions as the Directors may determine, provided that the delegation is not to the exclusion of their own powers and may be revoked by the Directors at any time.

107	The Directors may by power of attorney or otherwise appoint any company, firm, person or body of persons, whether nominated directly or indirectly by the Directors, to be the attorney or authorised signatory of the Company for such purpose and with such powers, authorities and discretions (not exceeding those vested in or exercisable by the Directors under these Articles) and for such period and subject to such conditions as they may think fit, and any such powers of attorney or other appointment may contain such provisions for the protection and convenience of persons dealing with any such attorneys or authorised signatories as the Directors may think fit and may also authorise any such attorney or authorised signatory to delegate all or any of the powers, authorities and discretions vested in him.

108	The Directors may appoint such officers as they consider necessary on such terms, at such remuneration and to perform such duties, and subject to such provisions as to disqualification and removal as the Directors may think fit. Unless otherwise specified in the terms of his appointment an officer may be removed by resolution of the Directors or Shareholders.

ALTERNATE DIRECTORS

109	Any Director (other than an alternate Director) may by writing appoint any other Director, or any other person willing to act, to be an alternate Director and by writing may remove from office an alternate Director so appointed by him.

110	An alternate Director shall be entitled to receive notice of all meetings of Directors and of all meetings of committees of Directors of which his appointor is a Shareholder, to attend and vote at every such meeting at which the Director appointing him is not personally present, and generally to perform all the functions of his appointor as a Director in his absence.

111	An alternate Director shall cease to be an alternate Director if his appointor ceases to be a Director.

112	Any appointment or removal of an alternate Director shall be by notice to the Company signed by the Director making or revoking the appointment or in any other manner approved by the Directors.

113	An alternate Director shall be deemed for all purposes to be a Director and shall alone be responsible for his own acts and defaults and shall not be deemed to be the agent of the Director appointing him.

NO MINIMUM SHAREHOLDING

114	The Company in general meeting may fix a minimum shareholding required to be held by a Director, but unless and until such a shareholding qualification is fixed a Director is not required to hold Shares.

SEAL

115	The Company may, if the Directors so determine, have a Seal. The Seal shall only be used by the authority of the Directors or of a committee of the Directors authorised by the Directors. Every instrument to which the Seal has been affixed shall be signed by at least one person who shall be either a Director or some officer or other person appointed by the Directors for the purpose.

116	The Company may have for use in any place or places outside the Cayman Islands a duplicate Seal or Seals each of which shall be a facsimile of the common Seal of the Company and, if the Directors so determine, with the addition on its face of the name of every place where it is to be used.

117	A Director or officer, representative or attorney of the Company may without further authority of the Directors affix the Seal over his signature alone to any document of the Company required to be authenticated by him under seal or to be filed with the Registrar of Companies in the Cayman Islands or elsewhere wheresoever.

DIVIDENDS, DISTRIBUTIONS AND RESERVE

118	Subject to the Statute and the other provisions in the Memorandum and Articles, the Directors may declare dividends and distributions on Shares in issue and authorise payment of the dividends or distributions out of the funds of the Company lawfully available therefor. No dividend or distribution shall be paid except out of the realised or unrealised profits of the Company, or out of the share premium account or as otherwise permitted by the Statute.

119	The Directors may deduct from any dividend or distribution payable to any Shareholder all sums of money (if any) then payable by him to the Company on account of calls or otherwise.

120	The Directors may declare that any dividend or distribution be paid wholly or partly by the distribution of specific assets and in particular of shares, debentures, or securities of any other company or in any one or more of such ways and where any difficulty arises in regard to such distribution, the Directors may settle the same as they think expedient and in particular may issue fractional Shares and fix the value for distribution of such specific assets or any part thereof and may determine that cash payments shall be made to any Shareholders upon the basis of the value so fixed in order to adjust the rights of all Shareholders and may vest any such specific assets in trustees as may seem expedient to the Directors.

121	Any dividend, distribution, interest or other monies payable in cash in respect of Shares may be paid by wire transfer to the holder or by cheque or warrant sent through the post directed to the registered address of the holder or, in the case of joint holders, to the registered address of the holder who is first named on the register of members or to such person and to such address as such holder or joint holders may in writing direct. Every such cheque or warrant shall be made payable to the order of the person to whom it is sent. Any one of two or more joint holders may give effectual receipts for any dividends, bonuses, or other monies payable in respect of the Share held by them as joint holders.

122	No dividend or distribution shall bear interest against the Company.

123	Any dividend which cannot be paid to a Shareholder and/or which remains unclaimed after six months from the date of declaration of such dividend may, in the discretion of the Directors, be paid into a separate account in the Company’s name, provided that the Company shall not be constituted as a trustee in respect of that account and the dividend shall remain as a debt due to the Shareholder. Any dividend which remains unclaimed after a period of six years from the date of declaration of such dividend shall be forfeited and shall revert to the Company.

CAPITALISATION

124	The Directors may capitalise any sum standing to the credit of any of the Company’s reserve accounts (including share premium account and capital redemption reserve fund) or any sum standing to the credit of profit and loss account or otherwise available for distribution and to appropriate such sum to Shareholders in the proportions in which such sum would have been divisible amongst them had the same been a distribution of profits by way of dividend and to apply such sum on their behalf in paying up in full unissued Shares for allotment and distribution credited as fully paid-up to and amongst them in the proportion aforesaid. In such event the Directors shall do all acts and things required to give effect to such capitalisation, with full power to the Directors to make such provisions as they think fit for the case of Shares becoming distributable in fractions (including provisions whereby the benefit of fractional entitlements accrue to the Company rather than to the Shareholders concerned). The Directors may authorise any person to enter on behalf of all of the Shareholders interested into an agreement with the Company providing for such capitalisation and matters incidental thereto and any agreement made under such authority shall be effective and binding on all concerned.

BOOKS OF ACCOUNT

125	The Directors shall cause proper books of account to be kept with respect to all sums of money received and expended by the Company and the matters in respect of which the receipt or expenditure takes place, all sales and purchases of goods by the Company and the assets and liabilities of the Company. Such books of account must be retained for a minimum period of five years from the date on which they are prepared. Proper books shall not be deemed to be kept if there are not kept such books of account as are necessary to give a true and fair view of the state of the Company’s affairs and to explain its transactions.

126	In addition to the Company’s contractual rights, the Directors shall from time to time determine whether and to what extent and at what times and places and under what conditions or regulations the accounts and books of the Company or any of them shall be open to the inspection of Shareholders not being Directors and no Shareholder (not being a Director) shall have any right of inspecting any account or book or document of the Company except as conferred by Statute or authorised by the Directors or by the Company in general meeting.

127	The Directors may from time to time cause to be prepared and to be laid before the Company in general meeting profit and loss accounts, balance sheets, group accounts (if any) and such other reports and accounts as may be required by law.

AUDIT

128	The Directors may appoint an Auditor of the Company who shall hold office until removed from office by a resolution of the Directors, and may fix his or their remuneration.

129	Every Auditor of the Company shall have a right of access at all times to the books and accounts and vouchers of the Company and shall be entitled to require from the Directors and officers of the Company such information and explanation as may be necessary for the performance of the duties of the Auditor.

130	Auditors shall, if so required by the Directors, make a report on the accounts of the Company during their tenure of office at the next annual general meeting following their appointment in the case of a company which is registered with the Registrar of Companies as an ordinary company, and at the next extraordinary general meeting following their appointment in the case of a company which is registered with the Registrar of Companies as an exempted company, and at any other time during their term of office, upon request of the Directors or any general meeting of the Shareholders.

NOTICES

131	Notices shall be in writing and may be given by the Company to any Shareholder either personally or by sending it by courier, post, cable, telex, fax or e-mail to him or to his address as shown in the register of members (or where the notice is given by e-mail by sending it to the e-mail address provided by such Shareholder). Any notice, if posted from one country to another, is to be sent via FedEx or a similar internationally recognized carrier.

132	Where a notice is sent by courier, service of the notice shall be deemed to be effected by delivery of the notice to a courier company, and shall be deemed to have been received on the third day (not including Saturdays or Sundays or public holidays) following the day on which the notice was delivered to the courier. Where a notice is sent by post, service of the notice shall be deemed to be effected by properly addressing, pre paying and posting a letter containing the notice, and shall be deemed to have been received on the fifth (5th) day (not including Saturdays or Sundays or public holidays) following the day on which the notice was posted. Where a notice is sent by cable, telex or fax, service of the notice shall be deemed to be effected by properly addressing and sending such notice and shall be deemed to have been received on the same day that it was transmitted. Where a notice is given by e-mail service shall be deemed to be effected by transmitting the e-mail to the e-mail address provided by the intended recipient and shall be deemed to have been received on the same day that it was sent, and it shall not be necessary for the receipt of the e-mail to be acknowledged by the recipient.

133	A notice may be given by the Company to the person or persons which the Company has been advised are entitled to a Share or Shares in consequence of the death or bankruptcy of a Shareholder in the same manner as other notices which are required to be given under these Articles and shall be addressed to them by name, or by the title of representatives of the deceased, or trustee of the bankrupt, or by any like description at the address supplied for that purpose by the persons claiming to be so entitled, or at the option of the Company by giving the notice in any manner in which the same might have been given if the death or bankruptcy had not occurred.

134	Notice of every general meeting shall be given in any manner hereinbefore authorised to every person shown as a Shareholder in the register of members on the record date for such meeting except that in the case of joint holders the notice shall be sufficient if given to the joint holder first named in the register of members and every person upon whom the ownership of a Share devolves by reason of his being a legal personal representative or a trustee in bankruptcy of a Shareholder of record where the Shareholder of record but for his death or bankruptcy would be entitled to receive notice of the meeting, and no other person shall be entitled to receive notices of general meetings.

INDEMNITY

135	Every Director, agent or officer of the Company shall be indemnified to the fullest extent permissible under the law against any liability incurred by him as a result of any act or failure to act in carrying out his functions other than such liability (if any) that he may incur by his own actual fraud or wilful default. No such Director, agent or officer shall be liable to the Company for any loss or damage in carrying out his functions unless that liability arises through the actual fraud or wilful default of such Director, agent or officer. References in this Article to actual fraud or wilful default mean a finding to such effect by a competent court in relation to the conduct of the relevant party.

FINANCIAL YEAR

136	Unless the Directors otherwise prescribe, the financial year of the Company shall end on 31st December in each year and, following the year of incorporation, shall begin on 1st January in each year.

TRANSFER BY WAY OF CONTINUATION

137	If the Company is exempted as defined in the Statute, it shall, subject to the provisions of the Statute and the Memorandum and with the approval of a Special Resolution, have the power to register by way of continuation as a body corporate under the laws of any jurisdiction outside the Cayman Islands and to be deregistered in the Cayman Islands.

SCHEDULE A

Rights, Preferences and Privileges of the Preferred Shares

The rights, preferences and privileges granted to and imposed on the Preferred Shares are as set forth in this Schedule A. This Schedule A is an attachment to the main body of the Memorandum and Articles and form a part of the Memorandum and Articles. All provisions set out in the main body of the Memorandum and Articles shall be read in conjunction with and shall be subject to the terms set out in this Schedule A. In the event of any difference between the provisions set out in the main body of the Memorandum and Articles and the provisions set out in this Schedule A, the provisions set out in this Schedule A shall prevail.

All references in this Schedule A to designated “Sections” and other subdivisions are to the designated Sections and other subdivisions of this Schedule A unless explicitly stated otherwise.

1.	LIQUIDATION

1.1	Statutory Liquidation Event

In a Statutory Liquidation Event, all assets and funds of the Company legally available for distribution to the Shareholders shall, by reason of the Shareholders’ ownership of the Shares, be distributed as follows:

(a)	Prior and in preference to any distribution to the Series A Preferred Shareholders, the Series Pre-A Preferred Shareholders and the Ordinary Shareholders, each Series B Preferred Shareholder shall be entitled to receive for each outstanding Series B-1 Preferred Share, Series B-2 Preferred Share, Series B-3 Preferred Share or Series B-4 Preferred Share held by such Series B Preferred Shareholder, an amount equal to the applicable Issue Price respectively, plus an interest accrued at a compound interest rate of 8% per annum, calculated for a period of time commencing from the applicable Deemed Series B-1 Issue Date/ Deemed Series B-2 Issue Date/ Deemed Series B-3 Issue Date/ Deemed Series B-4 Issue Date and ending on the date that the relevant Series B Statutory Liquidation Preference Amount is paid in full by the Company, but minus all declared and paid dividends thereto on each Series B-1 Preferred Share, Series B-2 Share, Series B-3 Share or Series B-4 Share held by such Series B Preferred Shareholder respectively (for avoidance of any doubt, with repsect to each Series B-1 Preferred Shareholder and Series B-2 Preferred Shareholder, such amount shall also minus the applicable Compensation Equity Valuation of such Series B-1 Preferred Shareholder or the Series B-2 Preferred Shareholder) (the “Series B Statutory Liquidation Preference Amount”). If the Company has insufficient assets or proceeds resulting from the Statutory Liquidation Event (as applicable) to permit the payment to all Series B Preferred Shareholders, then the entire assets and funds of the Company legally available for distribution shall be distributed ratably among the holders of the then issued and outstanding Series B-1 Preferred Shares, Series B-2 Preferred Shares, Series B-3 Preferred Shares and/or Series B-4 Preferred Shares in proportion to the full and applicable Series B Statutory Liquidation Preference Amount that each such holder would otherwise be entitled to receive hereunder;

(b)	After the payment of the Series B Statutory Liquidation Preference Amount has been made in full pursuant to Section 1.1(a), prior and in preference to any distribution to the Series Pre-A Preferred Shareholders and the Ordinary Shareholders, each Series A Preferred Shareholder shall be entitled to receive for each outstanding Series A Preferred Share held by such Series A Preferred Shareholder, an amount equal to the Deemed Series A Issue Price, plus all declared but unpaid dividends thereto on each Series A Preferred Share (the “Series A Statutory Liquidation Preference Amount”). If the Company has insufficient assets or proceeds resulting from the Statutory Liquidation Event (as applicable) to permit the payment to all holders of the then issued and outstanding Series A Preferred Shares, then the remaining assets and funds of the Company legally available for distribution shall be distributed ratably among the holders of the then issued and outstanding Series A Preferred Shares in proportion to the full Series A Statutory Liquidation Preference Amount that each such holder would otherwise be entitled to receive hereunder;

(c)	After the payment of the Series B Statutory Liqiuidation Preference Amount and Series A Statutory Liquidation Preference Amount has been made in full pursuant to Section 1.1(a) and Section 1.1(b), prior and in preference to any distribution to the Ordinary Shareholders, each Series Pre-A Preferred Shareholders shall be entitled to receive for each outstanding Series Pre-A Preferred Share held by such Series Pre-A Preferred Shareholder, an amount equal to the Deemed Series Pre-A Issue Price (the “Series Pre-A Statutory Liquidation Preference Amount”). If the Company has insufficient assets or proceeds resulting from the Statutory Liquidation Event (as applicable) to permit the payment to all holders of the then issued and outstanding Series Pre-A Preferred Shares, then the remaining assets and funds of the Company legally available for distribution shall be distributed ratably among the holders of the then issued and outstanding Series Pre-A Preferred Shares in proportion to the full Series Pre-A Statutory Liquidation Preference Amount that each such holder would otherwise be entitled to receive hereunder;

(d)	After distribution or payment in full of the Series B Statutory Liquidation Preference Amount, Series A Statutory Liquidation Preference Amount and Series Pre-A Statutory Liquidation Preference Amount pursuant to Section 1.1(a), Section 1.1(b) and Section 1.1(c), the remaining assets and funds (if any) of the Company legally available for distribution to the Shareholders shall be distributed ratably among the Ordinary Shareholders and the Preferred Shareholders (on an as-converted basis immediately prior to the occurrence of any Statutory Liquidation Event) in proportion to the number of Shares held by them.

1.2	Deemed Liquidation Event

In a Deemed Liquidation Event, all proceeds resulting to the Shareholders of the Company therefrom shall be distributed as follows:

(a)	Prior and in preference to any distribution to the Series A Preferred Shareholders, the Series Pre-A Preferred Shareholders and the Ordinary Shareholders, each Series B Preferred Shareholder shall be entitled to receive for each outstanding Series B-1 Preferred Share, Series B-2 Preferred Share, Series B-3 Preferred Share or Series B-4 Preferred Share held by such Series B Preferred Shareholder, an amount equal to the higher of (i) the applicable Issue Price respectively, plus an interest accrued at a compound interest rate of 25% per annum, calculated for a period of time commencing from the applicable Deemed Series B-1 Issue Date/ Deemed Series B-2 Issue Date/ Deemed Series B-3 Issue Date/ Deemed Series B-4 Issue Date and ending on the date that the relevant Series B Deemed Liquidation Preference Amount is paid in full by the Company, but minus all declared and paid dividends thereto on each Series B-1 Preferred Share, Series B-2 Preferred Share, Series B-3 Preferred Share or Series B-4 Preferred Share held by such Series B Preferred Shareholder respectively, or (ii) the value of each Series B-1 Preferred Share, Series B-2 Preferred Share, Series B-3 Preferred Share or Series B-4 Preferred Share in such Deemed Liquidation Event (the “Series B Deemed Liquidation Preference Amount”). If the Company has insufficient assets or proceeds resulting from the Deemed Liquidation Event (as applicable) to permit the payment to all Series B Preferred Shareholders, then the entire assets and funds of the Company legally available for distribution shall be distributed ratably among the holders of the then issued and outstanding Series B-1 Preferred Share, Series B-2 Preferred Share, Series B-3 Preferred Share or Series B-4 Preferred Share in proportion to the full and applicable Series B Deemed Liquidation Preference Amount that each such holder would otherwise be entitled to receive hereunder;

(b)	After the payment of the Series B Deemed Liquidation Preference Amount has been made in full pursuant to Section 1.2(a), prior and in preference to any distribution to the Series Pre-A Preferred Shareholders and the Ordinary Shareholders, each Series A Preferred Shareholder shall be entitled to receive for each outstanding Series A Preferred Share held by such Series A Preferred Shareholder, an amount equal to the higher of (i) the Deemed Series A Issue Price, plus an interest accrued at a compound interest rate of 25% per annum, calculated for a period of time commencing from the applicable Deemed Series A Issue Date and ending on the date that the relevant Series A Deemed Liquidation Preference Amount is paid in full by the Company, but minus all declared and paid dividends thereto on each Series A Preferred Share held by such Series A Preferred Shareholder, or (ii) the value of each Series A Preferred Share in such Deemed Liquidation Event (the “Series A Deemed Liquidation Preference Amount”). If the Company has insufficient assets or proceeds resulting from the Deemed Liquidation Event (as applicable) to permit the payment to all holders of the then issued and outstanding Series A Preferred Shares, then the remaining assets and funds of the Company legally available for distribution shall be distributed ratably among the holders of the then issued and outstanding Series A Preferred Shares in proportion to the full Series A Preference Amount that each such holder would otherwise be entitled to receive hereunder;

(c)	After the payment of the Series B Deemed Liquidation Preference Amount and the Series A Deemed Liquidation Preference Amount has been made in full pursuant to Section 1.2(a) and Section 1.2(b), prior and in preference to any distribution to the the Ordinary Shareholders, each Series Pre-A Preferred Shareholders shall be entitled to receive for each outstanding Series Pre-A Preferred Share held by such Series Pre-A Preferred Shareholder, an amount equal to the higher of (i) the Deemed Series Pre-A Issue Price, plus an interest accrued at a compound interest rate of 25% per annum, calculated for a period of time commencing from the applicable Deemed Series Pre-A Issue Date and ending on the date that the relevant Series Pre-A Deemed Liquidation Preference Amount is paid in full by the Company, but minus all declared and paid dividends thereto on each Series Pre-A Preferred Share held by such Series Pre-A Preferred Shareholder, or (ii) the value of each Series Pre-A Preferred Share in such Deemed Liquidation Event (the “Series Pre-A Deemed Liquidation Preference Amount”). If the Company has insufficient assets or proceeds resulting from the Deemed Liquidation Event (as applicable) to permit the payment to all holders of the then issued and outstanding Series Pre-A Preferred Shares, then the remaining assets and funds of the Company legally available for distribution shall be distributed ratably among the holders of the then issued and outstanding Series Pre-A Preferred Shares in proportion to the full Series Pre-A Deemed Liquidation Preference Amount that each such holder would otherwise be entitled to receive hereunder.

1.3	A “Liquidation Event” means unless otherwise agreed by the Preferred Shareholders, any of the following events:

(i)	the liquidation, dissolution or winding-up of the Company, whether voluntary or involuntary (the “Statutory Liquioidation Event”). For the avoidance of doubt, the following circumstances shall also be deemed a “Statutory Liquioidation Event”: (x) the Group Companies lose the rights on all or substantially all of any Group Company’s Intellectual Properties, or there are material disputes or Liens on the rights of all or substantially all of any Group Company’s Intellectual Properties, which will result in or have resulated in a material adverse effect on the business, operations of the Group Companies; and (y) all or substantially all of the assets of the Group Companies have been levied or commandeer, which will result in or have resulated in a material adverse effect on the business, operations of the Group Companies and have been approved by Sequoia and Zhongwei Anjian as a Statutory Liquioidation Event;

(ii)	a Trade Sale (as defined in the Securities Holders’ Agreement) shall be deemed a Liquidation Event (the “Deemed Liquidation Event”). For the avoidance of doubt, the Approved Sale under Section 4 of the Securities Holders’ Agreement shall not be deemed a Deemed Liquidation Event.

2.	REDEMPTION

2.1	Series B Redemption.

(a)	Time

To the extent permitted by applicable law and upon the occurrence of any of the following events (the “Redemption Trigger Events I”), the Company shall at the written request of any holder of the Series B-1 Preferred Shares, Series B-2 Preferred Shares, Series B-3 Preferred Shares and Series B-4 Preferred Shares (the “Series B Redeeming Preferred Shareholders”) redeem all or part of the outstanding the Series B-1 Preferred Shares, Series B-2 Preferred Shares, Series B-3 Preferred Shares and Series B-4 Preferred Shares (the “Series B Redeeming Preferred Shares” and each, a “Series B Redeeming Preferred Share”) requested to be redeemed:

(i)	no QIPO is consummated as of December 31, 2022 (for the avoindace of any doubt, upon the QIPO, all the shares held by the Preferred Shareholders shall be included in the firm underwritten public offering);

(ii)	at any time upon the occurrence of a material breach of the Transaction Documents by any Group Company or any Founder Party, which would have a material adverse effect on the business, operations, properties or financial or other condition of the Group Companies, and such breach has not been cured within sixty (60) days following the receipt of a written notice from any Series B Preferred Shareholder, or any fraudulent act (for avoidance of any doubt, the foregoing shall include without limitation, any alse or major omissions in financial information provided to the Series B Preferred Shareholders, or any off-book income of the Group Companies) (the “Default Redemption I”);

(iii)	any failure to obtain or maintain any material permit or governmental approvals;

(iv)	any holder of any other class or series of shares has requested the Company to redeem its shares in the Company;

(v)	the occurance of the change of Control of the Company.

(b)	Series B Redemption Price.

The redemption price (the “Series B Redemption Price”) for each outstanding Series B-1 Preferred Share / Series B-2 Preferred Share / Series B-3 Preferred Share / Series B-4 Preferred Share, shall be equal to the higher of:

(i)	the amount of the Issue Price plus an interest accrued at a simple interest rate of 10% per annum, calculating from the applicable Deemed Series B-1 Issue Date/ Deemed Series B-2 Issue Date/ Deemed Series B-3 Issue Date/ Deemed Series B-4 Issue Date till the date such Series B Redemption Price is paid in full, minus the dividends or bonuses having been paid to such Series B Redeeming Preferred Shareholder by the Company and the Compensation Equity Valuation of such Series B Redeeming Preferred Shareholder (if applicable); in the case of any Default Redemption I, the amount of the Issue Price plus an interest accrued at a compound interest rate of 30% per annum, calculating from the applicable Deemed Series B-1 Issue Date/ Deemed Series B-2 Issue Date/ Deemed Series B-3 Issue Date/ Deemed Series B-4 Issue Date till the date such Series B Redemption Price is paid in full, minus the dividends or bonuses having been paid to such Series B Redeeming Preferred Shareholder by the Company and the Compensation Equity Valuation of such Series B Redeeming Preferred Shareholder (if applicable);

(ii)	the amount of the Series B Issue Price plus all appreation on each Series B-1 Preferred Share, Series B-2 Preferred Share, Series B-3 Preferred Share or Series B-4 Preferred Share held by such Series B Preferred Shareholder (including but without limitation to, all declared but unpaid dividends thereto), calculating from the applicable Deemed Series B-1 Issue Date/ Deemed Series B-2 Issue Date/ Deemed Series B-3 Issue Date/ Deemed Series B-4 Issue Date till the date such Series B Redemption Price is paid in full; or

(iii)	the amount of the net assets of the Group Companies multiply by a fraction, with the numerator shall be the aggregate number of all Shares held by such Series B Redeeming Preferred Shareholder on the date of the Redemption Notice, and the denominator shall be the aggregate number of all Shares then outstanding on such date (calculated on a fully diluted and as-converted basis).

2.2	Series A Redemption, Series Pre-A Redemption.

(a)	Time

To the extent permitted by applicable law and upon the occurrence of any of the following events (the “Redemption Trigger Events II”, together with the Redemption Trigger Events I, the “Redemption Trigger Events”), the Company shall at the written request of any holder of the Series Pre-A Preferred Shares and the Series A Preferred Shares (respectively, the “Series Pre-A Redeeming Preferred Shareholders” and the “Series A Redeeming Preferred Shareholders”, together with the Series B Redeeming Preferred Shareholders, collectively, the “Redeeming Preferred Shareholders” and each a “Redeeming Preferred Shareholder”) redeem all or part of the outstanding Series Pre-A Preferred Shares/Series A Preferred Shares (with respects to the Series Pre-A Preferred Shares, the “Series Pre-A Redeeming Preferred Shares”, and each a “Series Pre-A Redeeming Preferred Share”; with respects to the Series A Preferred Shares, the “Series A Redeeming Preferred Shares”, and each a “Series A Redeeming Preferred Shares”; together with the Series B Redeeming Preferred Shares, collectively the “Redeeming Preferred Shares” and each, a “Redeeming Preferred Share”) requested to be redeemed:

(i)	no QIPO or Trade Sale is consummated as of December 31, 2022 (for the avoindace of any doubt, upon the QIPO, all the shares held by the Preferred Shareholders shall be included in the firm underwritten public offering);

(ii)	at any time upon the occurrence of any fraudulent act (for avoidance of any doubt, the foregoing shall include without limitation, any false or major omissions in financial information provided to the Series Pre-A / Series A Preferred Shares, or any off-book income of the Group Companies) (the “Default Redemption II”);

(iii)	any of the Company or any Founder’s the conviction of breaches or violation of criminal laws and/or applicable regulations which may have a material adverse effect on the consummation of the QIPO or Trade Sale; or

(iv)	the occurance of the change of Control of the Company.

(b)	Series A Redemption Price, Series Pre-A Redemption Price,.

The redemption price (with respects to the Series Pre-A Preferred Shares, the “Series Pre-A Redemption Price”; with respects to the Series A Preferred Shares, the “Series A Redemption Price”, together with the Series B Redemption Price, collectively the “Redemption Price”) for each outstanding Series Pre-A Preferred Share/Series A Preferred Share shall be equal to the higher of:

(i)	the amount of the Issue Price plus an interest accrued at a simple interest rate of 12% per annum, calculating from the applicable Deemed Series A Issue Date/ Deemed Series Pre-A Issue Date till the date such Series Pre-A Redemption Price / Series A Redemption Price is paid in full, minus the dividends or bonuses having been paid to such Series Pre-A Redeeming Preferred Shareholders / Series A Redeeming Preferred Shareholders by the Company; in the case of any Default Redemption II, the amount of the Issue Price plus an interest accrued at a compound interest rate of 25% per annum, calculating from the applicable Deemed Series A Issue Date/ Deemed Series Pre-A Issue Date till the date such Series Pre-A Redemption Price / Series A Redemption Price is paid in full, minus the dividends or bonuses having been paid to such Series Pre-A Redeeming Preferred Shareholders / Series A Redeeming Preferred Shareholders by the Company;;

(ii)	the amount of the Series Pre-A Issue Price / Series A Issue Price plus all declared but unpaid dividends thereto, calculating from the applicable Deemed Series A Issue Date/ Deemed Series Pre-A Issue Date till the date such Series Pre-A Redemption Price / Series A Redemption Price is paid in full; or

(iii)	the amount of the net assets of the Group Companies Multiply by a fraction, with the numerator shall be the aggregate number of all Shares held by such Series Pre-A Redeeming Preferred Shareholder / Series A Redeeming Preferred Shareholder on the date of the Redemption Notice, and the denominator shall be the aggregate number of all Shares then outstanding on such date (calculated on a fully diluted and as-converted basis).

2.3	Notice. A notice of Redemption (a “Redemption Notice”) by a Redeeming Preferred Shareholder of the Redeeming Preferred Shares shall be given by hand, mail, fax, or by email to the Company at any time on or after the applicable Redemption Trigger Event, stating the date the number of Redeeming Preferred Shares are to be redeemed (the “Redemption Date”). Upon receipt of any such Redemption Notice, the Company shall promptly give written notice of the redemption request to each non-requesting holder of record of Preferred Shares (the “Notification of Redemption Notice”) stating the existence of such request, the Redemption Price, the Redemption Date and the mechanics of redemption.

2.4	Payment. Payment of the Redemption Price shall be made on a date to be determined at the discretion of the Company, but in any event within ninety (90) days following the Redemption Notice (the “Redemption Price Payment Date”).

2.5	If the Company fails to pay on the Redemption Date the full Redemption Price in respect of any Redeeming Preferred Share to be redeemed on such date because it has inadequate funds legally available therefor or for any other reason, the funds that are legally available shall nonetheless be paid and applied on the Redemption Date, (i) first against each of the Series B Redeeming Preferred Share and the Series B Redeeming Preferred Share in a pro-rata manner in accordance with the relative full amounts owed thereon; (ii) only after the payment in full of the Redemption Price for each of the Series B Redeeming Preferred Share, then against each of the Series A Redeeming Preferred Share and the Series A Redeeming Preferred Share in a pro-rata manner in accordance with the relative full amounts owed thereon, (iii) only after the payment in full of the Redemption Price for each of the Series B Redeeming Preferred Share and the Series A Redeeming Preferred Share, then against each Series Pre-A Redeeming Preferred Share in a pro-rata manner in accordance with the relative full amounts owed thereon (such sequence, the “Redemption Preference”), and the shortfall shall be paid and applied from time to time out of legally available funds immediately as and when such funds become legally available in accordance with the Redemption Preference, first against each of the Series B Redeeming Preferred Share in a pro-rata manner in accordance with the relative remaining amounts owed thereon, then against each Series A Redeeming Preferred Share in accordance with the relative remaining amounts owed thereon, and then against each Series Pre-A Redeeming Preferred Share in accordance with the relative remaining amounts owed thereon. If the Company’s assets or funds which are legally available on the date that any redemption payment under this Section 2 is due are insufficient to pay in full all redemption payments to be paid at the Redemption Price Payment Date, the Company shall execute and deliver to such Redeeming Referred Shareholder a promissory note for the full amount of the redemption payment due but not paid to such Redeeming Referred Shareholder pursuant to this Section 2 above, and the full amount due under such promissory note shall accrue interest daily (on the basis of a 365-day year) at a rate of 0.1% per day.

2.6	Before the Redemption Price has been paid in full in respect of all Redeeming Preferred Shares held by any Redeeming Preferred Shareholder, the redemption shall not be deemed to have been consummated in respect of any Redeeming Preferred Shares not having been redeemed on the Redemption Price Payment Date, and such Redeeming Preferred Shareholder shall remain entitled to all of its rights, including (without limitation) its voting rights, in respect of such unredeemed Redeeming Preferred Shares, and each of such unredeemed Redeeming Preferred Shares shall remain “outstanding” for the purposes hereunder, until such time as the Redemption Price in respect of each such unredeemed Redeeming Preferred Shares has been paid in full whereupon all such rights shall automatically cease.

2.7	The Group companies shall be jointly liable for payment of the Redemption Price. The Group companies shall take actions necessary and use best efforts to, (i) declare and pay a cash dividend and/or any other distribution, (ii) sell, transfer or otherwise dispose of any and all of its properties and assets, and/or (iii) borrow funds from available sources, and apply any and all proceeds from any of the foregoing transactions for the purpose of the payment of the applicable Redemption Price, until the applicable Redemption Price has been paid in full.

2.8	Each of the Founder Parties shall be jointly liable for payment of the Redemption Price. Each of the Founder Parties further irrevocably and unconditionally undertakes and covenants to the Preferred Shareholders that, upon the occurrence of any of the Redemption Trigger Events, each of the Preferred Shareholders shall have a put option to sell to the Founder Parties all or any portion of the Preferred Shares requested to be redeemed at the per share price equal to the Redemption Price.

3.	CONVERSION

Each holder of the Preferred Shares shall have the following rights described below with respect to the conversion of its Preferred Shares into Class A Ordinary Shares. Each Preferred Share may, at the option of the holder thereof, be converted at any time after the date of issuance of such Preferred Share into fully paid and non-assessable Class A Ordinary Shares based on the then-effective Conversion Price (as defined below).

3.1	Conversion Price; Conversion Ratio

With respect to any Preferred Share, the price per Class A Ordinary Share into which such Preferred Share is convertible (the “Conversion Price”), and shall initially be the Issue Price with respect to such Preferred Share, and shall be adjusted from time to time as provided in Section 3.3.

3.2	Automatic Conversion

Each Preferred Share shall automatically be converted into Class A Ordinary Share based on the then-effective Conversion Price applicable to such Preferred Share (i) upon the approval of the Preferred Shareholders with respect to the conversion of the Preferred Shares, or (ii) upon the closing of the QIPO.

3.3	Conversion Price Adjustments

The Conversion Price shall be subject to adjustment from time to time as follows:

(a)	Proportional Adjustment

If at any time the number of outstanding Class A Ordinary Shares proportionately changes as a result of share split, share division, share combination, share dividend, reorganization, mergers, consolidations, reclassifications, exchanges, substitutions, recapitalization or similar events, then the Conversion Price shall be proportionately adjusted.

(b)	Dilutive Issuance

(i)	Anti-dilution Adjustment. If at any time, the Company shall issue or sell New Shares for a per-share consideration less than the then-effective Conversion Price of any Preferred Share, except otherwise agreed by the holders of such Preferred Share, then the Conversion Price in respect of such Preferred Share shall be reduced, as of the date of such issue or sale, to a per share price (calculated to the nearest one-hundredth of a cent) of the New Shares.

(ii)	If such issuance or deemed issuance was without consideration, then the Company shall be deemed to have received an aggregate of US$ 0.0001 of consideration for all such New Shares issued or deemed to be issued.

(1)	Deemed Issuances of Class A Ordinary Shares. In the case of the issuance of an Option, the following provisions shall apply for all purposes of this Section 3.3(b): The aggregate maximum number of Class A Ordinary Shares deliverable upon exercise of Option shall be deemed to have been issued at the time such Option were issued, and for a consideration equal to the consideration, if any, received by the Company upon the issuance of such Option, plus the minimum exercise price provided in such Option for the Class A Ordinary Shares covered thereby.

(2)	In the event of any change in the number of Class A Ordinary Shares deliverable, or in the consideration payable to the Company upon exercise of such Option, including, but not limited to, a change resulting from the anti-dilution provisions thereof, the Conversion Price, to the extent in any way affected by or computed using such Option, shall be recomputed to reflect such change, but no further adjustment shall be made for the actual issuance of Class A Ordinary Shares or any payment of such consideration upon the exercise of any such Option.

(3)	Upon the expiration or termination of any such Option, the Conversion Price of the Preferred Shares shall, to the extent in any way affected by or computed using such Option, be recomputed to reflect the issuance of only the number of Class A Ordinary Shares actually issued upon the exercise of such Option.

(iii)	Issuances Exception. The following issuances shall not trigger anti-dilution adjustment:

(1)	Equity Securities issuable upon conversion of any Preferred Shares, or as a dividend or distribution on the Preferred Shares;

(2)	Equity Securities issuable upon the conversion of the Onshore Investors’ Warrants;

(3)	Equity Securities of the Company issued in connection with any share split, share dividend, combination, subdivision, or similar transaction of the Company that does not change the relative shareholding percentage of the Shareholders;

(4)	Equity Securities of the Company issued in the QIPO of the Company;

(5)	Equity Securities of the Company issued in connection with any acquisition by the Company as approved pursuant to these Articles;

(6)	Equity Securities issued or issuable pursuant to strategic alliances, technology licenses or equipment lease and bank financing arrangements, in each case unanimously approved by the Board of Directors; and

(7)	Class A Ordinary Shares (or options to purchase such Ordinary Shares) issued or issuable to employees or directors of, or consultants to, the Company pursuant to ESOP approved by the Company’s Board of Directors including the affirmative votes of the Director Investors of the Company immediately prior to the Closing.

(iv)	Determination of Consideration. In the case of the issuance of Class A Ordinary Shares for cash, the consideration shall be deemed to be the amount of cash received by the Company. In the case of the issuance of the Class A Ordinary Shares for a consideration in whole or in part other than cash, the consideration other than cash shall be deemed to be the fair market value thereof, as determined by the Board of Directors (including the affirmative votes of the Investor Directors) irrespective of any accounting treatment.

3.4	Procedure of Conversion

(a)	Mechanics of Conversion.

(i)	The Company may effect the conversion of Preferred Shares in any manner available under applicable law, including redeeming or repurchasing the relevant Preferred Shares and applying the proceeds thereof towards payment for the new Class A Ordinary Shares. Upon the conversion of the Preferred Shares, the Company shall issue such number of the Class A Ordinary Shares converted from such Preferred Shares to the Preferred Shareholders holding such Preferred Shares, and cancel the Preferred Shares so converted. The Company shall promptly update its register of members to reflect the issuance of such Class A Ordinary Shares and the cancellation of such Preferred Shares.

(ii)	The conversion shall be deemed to have been made at the close of business on the date of the surrender of the certificates representing the shares of the Preferred Shares to be converted, and the person entitled to receive the Class A Ordinary Shares issuable upon such conversion shall be treated for all purposes as the record holder of such Class A Ordinary Shares on such date. All Class A Ordinary Shares issuable upon conversion of the Preferred Shares will upon issuance be duly and validly issued and fully paid and nonassessable, free of all liens and charges and not subject to any pre-emptive rights. Upon any such conversion of any Preferred Shares, such Preferred Shares shall no longer be deemed to be outstanding and all rights of the Preferred Shareholders holding such Preferred Shares with respect to such Preferred Shares so converted shall immediately terminate upon the issuance of the Class A Ordinary Shares, except the right to receive the Class A Ordinary Shares or other securities, cash or other assets as herein provided.

(b)	Fractional Share.

No fractional Class A Ordinary Shares shall be issued upon conversion of any Preferred Shares. In lieu of any fractional shares to which relevant Preferred Shareholder would otherwise be entitled, the Company shall at the discretion of the Board of Directors (including the affirmative votes of the Investor Directors) either (A) pay cash equal to such fraction multiplied by the fair market value for the applicable Preferred Share as determined and approved by the Board of Directors, or (B) issue one whole Class A Ordinary Share for each fractional share to which such Preferred Shareholder would otherwise be entitled.

(c)	Adjustment Certificate.

Upon the occurrence of each adjustment of the Conversion Price pursuant to this Section 3, the Company shall, at its expense, promptly compute such adjustment or readjustment in accordance with the terms hereof and notify each holder of the applicable Preferred Shares of such adjustment and the facts upon which such adjustment is based. The Company shall, upon the written request at any time of any holder of the Preferred Shares, furnish or cause to be furnished to such holder an adjustment certificate setting forth (A) such adjustment (B) the Conversion Price for the Preferred Shares, as applicable, at the time in effect, and (C) the number of Class A Ordinary Shares that each Preferred Share could then be converted into.

3.5	No Impairment

The Shareholders shall procure that the Company shall not impair the conversion rights of the Preferred Shares, and shall at all times in good faith assist in the carrying out of all the provisions of the Section 3 and in the taking of all such actions as may be necessary or appropriate in order to protect the conversion rights of the holder of Preferred Shares (including without limitation, reservation of sufficient authorized by unissued Class A Ordinary Shares for issuance upon the conversion of the Preferred Shares).

4.	VOTING RIGHTS

4.1	Dual-Class Shareholder Voting.

The Class A Ordinary Shares shall carry one (1) vote per share, and Class B Ordinary Shares shall carry twenty (20) votes per share. The Class B Ordinary Shares shall only be held by the Founders, or any trust or other entity established for bona fide estate planning purposes for the benefits of or on behalf of each Founder’s Immediate Family Member (together, the “Permitted Class B Holders”). For avoidance of any doubt, the dual-class shareholder voting under this Section 4.1 shall only be used for calculating the percentage of voting power at a general meeting of the Company or in a writing shareholders resolutions of the Company, and in any event shall not be deemed to dilute the share percentage of any Shareholder.

Upon a transfer, assignment, sale or otherwise disposing of any Class B Ordinary Shares by a Permitted Class B Holder to any person (other than to any other Permitted Class B Holder), such Class B Ordinary Shares shall automatically and immediately be converted into an equal number of Class A Ordinary Shares. Under no circumstances shall any Preferred Shares other than Preferred Shares that may be beneficially owned by the Founders be convertible into the Class B Ordinary Shares.

4.2	Board Matters.

(i) Board Composition. The Company shall have a board of directors (the “Board”) consisting of thirteen (13) directors. The Board shall be constituted as follows:

(a)	The Class B Ordinary Shareholders shall be entitled to appoint and remove Seven (7) directors (each, an “Ordinary Director”) of the Board;

(b)	Bangsheng Investment shall be entitled to jointly appoint and remove one (1) director (the “ Bangsheng Investment Director”) of the Board;

(c)	Guohong Investment shall be entitled to jointly appoint and remove one (1) director (the “Guohong Investment Director” together with the the Bangsheng Investment Director, collectively the “Series Pre-A Investor Directors”, and each a “Series Pre-A Investor Director”) of the Board;

(d)	Shandong Danhong shall be entitled to appoint and remove one (1) director (the “Series A Investor Director”) of the Board;

(e)	Zhongwei Anjian shall be entitled to appoint and remove one (1) director (the “Zhongwei Anjian Director” or the “Series B-1 Investor Director”) of the Board;

(f)	Sequoia shall be entitled to appoint and remove one (1) director (the “Sequoia Director” or the “Series B-2 Investor Director”) of the Board; and

(g)	GTJA shall be entitled to appoint and remove one (1) director (“Series B-4 Investor Director”, together with the the Series Pre-A Investor Directors, the Series A Investor Director, the Series B-1 Investor Directors and the Series B-2 Investor Director, collectively the “Investor Directors” and each, an “Investor Director”) of the Board.

(ii) Observe. Each of JD and Focus Media shall be entitled to appoint and remove at any time or from time to time and without the need for any consent or resolution of any other Shareholder, one (1) observer to the Board. Each observer on the Board shall have the right to attend any Board meetings of the Company in a non-voting capacity.

(iii) Removal and Replacement. Any Shareholder or group of Shareholders entitled to designate any individual to be elected as a director or an observer of the Board pursuant to Section 4.1(i) and Section 4.1(ii) shall have the right to remove any such director or such observer occupying such position and to fill any vacancy caused by the death, disability, retirement, resignation or removal of any director occupying such position. If a vacancy is created on the Board at any time by the death, disability, retirement, resignation or removal of any director or any observer designated pursuant to Section 4.1(i) and Section 4.1(ii), the replacement to fill such vacancy shall be designated in the same manner as the director who is being replaced in accordance with Section 4.1(i) and Section 4.1(ii).

(vi) Board Meetings. The Board shall meet at least once every six (6) months, unless otherwise agreed by the majority of the Board. A quorum for a Board meeting shall consist of at least seven (7) directors, including all the Investor Directors. If a quorum is not present within half an hour from the time appointed for the Board meeting or if during such a meeting a quorum ceases to be present, then such meeting shall be adjourned for at least ten (10) Business Days at the same place or such other time and place the directors then present may determine, provided that, in each case, a notice of the adjourned Board meeting shall be sent to each director at least ten (10) days before the adjourned Board meeting. The number of the directors attending such adjourned Board meeting shall constitute a quorum at such adjourned Board meeting, provided that matters discussed in such adjourned meeting shall be limited to those stated in the written notices and agendas of such meeting. Each director shall be entitled to appoint alternates to serve at any Board meeting (or the meeting of a committee formed by the Board), and such alternates shall be permitted to attend all Board meetings and vote on such director’s behalf.

4.3	Protective Provisions.

(a)	Acts of the Group Companies Requiring Certain Preferred Shareholders Approval. For so long as any Series Pre-A Preferred Share, Series A Preferred Share, Series B-1 Preferred Share, Series B-2 Preferred Share, Series B-3 Preferred Share or Series B-4 Preferred Share remains outstanding, each Group Company shall not, and each of the Covenantors shall procure each Group Company not to, directly or indirectly, and whether by amendment, merger, consolidation, scheme of arrangement, amalgamation, or otherwise, take any of the following actions without the prior written consent of 2/3 of the aggregate voting power of all Ordinary Shares (on a fully diluted and as-converted basis) (including Bangsheng Investment, Guohong Investment, Shandong Danhong, Zhongwei Anjian, Sequoia, GTJA and Focus Media, collectively “Requisite Investors” and each a “Requisite Investor”):

(i)	the commencement of or consent to any proceeding seeking (i) to adjudicate it as bankrupt or insolvent, (ii) liquidation, winding up, dissolution, reorganization, or arrangement of any of the Group Companies under any Law relating to bankruptcy, insolvency or reorganization or relief of debtors, or (iii) any merger, amalgamation, consolidation, share acquisition, Trade Sale, spin-off or other corporate reorganization;

(ii)	any amendment, alteration, or repeal of any provision of the Charter Documents of any Group Company;

(iii)	any authorization, creation, designation, granting or issuance, whether by reclassification or otherwise, of any Equity Security of any Group Company, any other equity or debt security convertible into any Equity Security of any Group Company, any warrant, option or other right to purchase any Equity Security or debt security (other than (a) the issuance of any shares pursuant to the ESOP, (b) the issuance of any shares under any merger and acquisition or equipment financing approved by the Board of the Company, and (c) the issuance of any Preferred Shares upon the exercise of the warrant to other existing Investors), or any increase or decrease in the authorized or designated number of any class or series of shares of any Group Company;

(iv)	any declaration, set aside or payment of dividend or other distribution in any kind by any Group Company;

(v)	any investment into or acquisition of any Equity Securities in any third party in excess of RMB5,000,000;

(vi)	any material change to the Principal Business of any Group Company, or any entry into new business that is outside of the Principal Business of any Group Company;

(vii)	any appointment or change of the accounting firm and/or auditors of any Group Company, or any material amendment or change to financial or accounting policies or fiscal year of any Group Company;

(viii)	any related party transaction involving both a Group Company and any shareholder of a Group Company or any Affiliate of the director or shareholder of a Group Company, except to the transactions between the Group Companies and JD, Focus Media or Shandong Danhong (for the avoidance of doubt, when the Shareholders and/or the Board review and approve a related party transaction, any Shareholder or any director of the Company who is involved in such related party shall avoid to vote for such related party and ensure that such related party is a bona fide arms-length transaction);

(ix)	any creation, incurring or authorization of the creation of any borrowing or other indebtedness of any Group Company that exceeds 10% of the Group Companies’ net asset value in a single transaction or in a series of connected transactions within any consecutive three (3)-month period, except to the extent authorized by the annual budgets of the Group Companies;

(x)	any approval of any material capital expenditure or disposal of any material assets of any Group Company that exceeds 10% of the Group Companies’ net asset value in a single transaction or in a series of connected transactions within any consecutive three (3)-month period, except to the extent authorized by the annual budgets of the Group Companies;

(xi)	any provision of guarantee to any indebtedness of any Person;

(xii)	any creation, adoption, or amendment of the ESOP, the salary or compensation of the the chief executive officer, the president, the chief financial officer (or the financial vice president or financial controller), the chief technology officer the chief operating officer, or any other management in equivalent grade of any Group Company;

(xiii)	any approval of the annual business plan, operation plan, and the annual and quarterly budgets and final settlement.

(b)	Acts of the Group Companies Requiring Board Approval. For so long as the Preferred Shareholders are entitled to appoint the Investor Directors pursuant to Section 5.1(i), each Group Company shall not, and each of the Covenantors shall procure each Group Company not to, directly or indirectly, take any of the following actions without the prior written approval of Board (including the affirmative votes of all Investor Directors):

(i)	any investment into or acquisition of any Equity Securities in any third party in excess of RMB 5,000,000, and spin-off or change of the form of any Group Company;

(ii)	any creation, incurring or authorization of creation of any indebtedness of any Group Company or make any loan or advance to any person that exceeds RMB10,000,000, except to the extent authorized by the annual budgets of the Group Companies ;

(iii)	any acquisition, sale, Transfer, or disposal of with respect to any asset, properties or goodwill with value in excess of RMB 5,000,000;

(iv)	any material change to the Principal Business of any Group Company, or any entry into new business that is outside of the Principal Business of any Group Company;

(v)	any increase or decrease in the authorized or designated number of any class or series of shares of any Group Company;

(vi)	any approval of the debtness financing plan;

(vii)	any related party transaction involving both a Group Company and any shareholder of a Group Company or any Affiliate of the director or shareholder of a Group Company, except to the transactions between the Group Companies and JD or Shandong Danhong (for the avoidance of doubt, when the Shareholders and/or the Board review and approve a related party transaction, any Shareholder or any director of the Company who is involved in such related party shall avoid to vote for such related party and ensure that such related party is a bona fide arms-length transaction);

(viii)	any provision of guarantee to any indebtedness of any Person;

(ix)	any acquisition, sale, Transfer, disposal of, or creation of any Lien or enter into a lease with respect to of any operating assets in excess of RMB 2,000,000 in a single transaction or RMB 10,000,000 in total per annum that is not already included in the Board approved budget;

(x)	any sale, transfer or license of any Intellectual Property or any other assets;

(xi)	any declaration, set aside or payment of dividend or other distribution in any kind by any Group Company;

(xii)	any investment into or acquisition of any Equity Securities in any third party in excess of RMB 2,000,000 in a single transaction or RMB 10,000,000 within any twelve (12)-month period, except to the extent authorized by the annual budgets of the Group Companies;

(xiii)	the commencement, termination or settlement of any material litigation or arbitration in excess of RMB 1,000,000;

(xiv)	the commencement of or consent to any proceeding seeking (i) to adjudicate it as bankrupt or insolvent, (ii) liquidation, winding up, dissolution, reorganization, or arrangement of any of the Group Companies under any Law relating to bankruptcy, insolvency or reorganization or relief of debtors, or (iii) any merger, amalgamation, consolidation, share acquisition, Trade Sale, spin-off or other corporate reorganization;

(xv)	any amendment, alteration, or repeal of any provision of the Charter Documents of any Group Company which is conflictive or inconsist with any of the terms of the Securities Holders’ Agreement.;

(xvi)	any implementation and termination of the ESOP;

(xvii)	any employment, appointment, removal, replacement of the chief executive officer, the president, the chief financial officer or any other management in equivalent grade of any Group Company;

(xviii)	making any loan or advance to any director, any employee or any other management of the Group Companies.

[End of Schedule A]